EXHIBIT (a)(1)(i)

NATIONAL SEMICONDUCTOR CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR RESTRICTED STOCK UNITS OR CASH PAYMENTS

THIS OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE
AT 9:00 P.M. PACIFIC TIME, ON NOVEMBER 16, 2009,
UNLESS THE OFFER IS EXTENDED

National Semiconductor Corporation, a Delaware corporation (the “Company,” “National,” “our,” “us” or “we”), is offering eligible employees the opportunity to exchange certain outstanding stock options for a number of new restricted stock units, or RSUs, to be granted under the National Semiconductor Corporation 2009 Incentive Award Plan (the “2009 Plan”).  Eligible employees who would otherwise be granted less than 100 new RSUs in exchange for an eligible option grant will have the opportunity to exchange such eligible option grant for a cash payment in lieu of new RSUs.  The new RSUs will be granted on the same business day in the U.S. as the expiration of this offer, and any cash payments made in exchange for eligible options will be made, less applicable withholdings and without interest, promptly following the expiration of this offer.  We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units or Cash Payments, which we refer to as the Offer to Exchange.

Options eligible for exchange, or eligible options, are those options, whether vested or unvested, that meet all of the following requirements:

•                  the options have a per share exercise price equal to or greater than $17.00 (which approximates the 52-week high trading price of our common stock as reported by the New York Stock Exchange and measured from the commencement date of this offer);

•                  the options were granted under one of our existing equity incentive plans;

•                  the options are outstanding and unexercised as of the expiration date of the offer;

•                  the options were not granted within the 12-month period immediately preceding the commencement of this offer; and

•                  the options do not have a remaining term of less than 12 months immediately following the completion of the option exchange.

You are eligible to participate in the option exchange and this offer only if you meet all of the following requirements:

•                  you are a regular full-time employee of National or any of its majority-owned subsidiaries on the date this offer commences and remain a regular full-time employee through the completion of the option exchange;

•                  you are not employed by National or its majority-owned subsidiaries in Canada, Denmark, Israel or Singapore or in any other country where we determine that the option exchange would have tax, regulatory or other implications that are inconsistent with National’s compensation policies and practices;

•                  you are not one of our named executive officers or a member of our board of directors; and

•                  you hold at least one eligible option as of the commencement of the option exchange.

The outstanding options that you hold under our equity incentive plans give you the right, when vested, to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options.  Thus, wherever we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

The option exchange has been designed so that the aggregate fair value of the new RSUs to be granted and any cash to be paid in the offer will have approximately 100% of the aggregate fair value of the eligible options that are surrendered in the offer.  We are using exchange ratios to calculate the number of new RSUs to be granted to you.  The applicable exchange ratios used for the option exchange have been determined using the Black-Scholes option pricing model with a computation of expected volatility based on a combination of historical and market-based implied volatility from traded options on our common stock and the closing sales price per share of our common stock as quoted on the New York Stock Exchange on October 7, 2009.  The number of new RSUs calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis.  Fractional RSUs will not be granted in the option exchange, and no cash will be paid for fractional shares.

If the number of new RSUs that would otherwise be issued to you in exchange for one of your eligible option grants is less than 100, you will receive a cash payment (in lieu of new RSUs) in exchange for the surrender of such eligible option grant.  The amount of the cash payment for such eligible option grant will be determined by multiplying (i) the number of new RSUs that you would have received in exchange for the eligible option grant pursuant to the exchange ratios (rounded down to the nearest whole share), by (ii) the closing price per share of our common stock on the business day immediately prior to the expiration date of this offer, as reported by the New York Stock Exchange.

If you are eligible to participate in the option exchange, you must elect whether to exchange your eligible options on a grant-by-grant basis.  You may elect to exchange either all or none of the shares subject to any given eligible option grant.  No partial exchanges of an eligible option grant will be permitted, except that if you exercised a portion of an eligible option grant prior to the commencement of this offer, only the portion of the option grant which has not yet been exercised will be eligible to be exchanged.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the same business day in the U.S. as the expiration of this offer, and options elected for exchange will no longer be exercisable after that time.  The new RSUs will be granted in exchange for the exchanged options as of the same business day in the U.S. as the expiration of this offer.  Any cash payment will be made, less applicable withholdings and without interest, promptly following the expiration of this offer.

New RSUs granted in the option exchange will not be vested on their date of grant regardless of whether the exchanged option was fully vested. Instead, the new RSUs granted in the option exchange will vest in equal installments on each of the first four anniversaries of the grant date, unless the exchanged option was fully vested as of the date of the commencement of this offer, in which case the new RSUs will vest in equal installments on each of the first three anniversaries of the grant date.  New RSUs granted in the option exchange will only vest if the holder remains an employee of National or one of its majority-owned subsidiaries eligible for vesting under the terms and conditions of the 2009 Plan, applicable restricted stock unit agreement and relevant National policies.  New RSUs that are not vested at the time of an employee’s termination of service, as determined in accordance with the 2009 Plan, will be forfeited.

The new RSUs granted in the option exchange will be governed by the terms and conditions of the 2009 Plan and a restricted stock unit agreement between you and National.

Any cash payments made pursuant to the offer will not be subject to any vesting.  Under no circumstances will we pay interest on any cash payments regardless of any extension of the offer or any delay in making such payment.

If you choose not to participate in the offer, you will continue to hold your eligible options on the same terms and conditions and pursuant to the agreements and equity incentive plans under which they were originally granted.

Although our board of directors has approved this offer, neither we nor our board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible options for new RSUs or cash payments, as applicable, in the offer.  You must make your own decision regarding whether to surrender your eligible options for exchange after taking into account your own personal circumstances or preferences.  If you hold eligible options and are subject to taxation in a country other than the United States, please refer to the Schedules attached to this Offer to Exchange document for further details regarding tax consequences and other issues for employees subject to taxation outside the United States. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

This offer is not conditioned upon a minimum total number of options being elected for exchange.  This offer is subject to certain conditions which we describe under Section 7 of this Offer to Exchange, “Conditions of the Offer,” and the terms and conditions described in this offer.

Please see the section entitled “Risks of Participating in the Option Exchange” in this Offer to Exchange for a discussion of risks and uncertainties that you should consider before surrendering your eligible options for exchange in the offer.

Shares of our common stock are quoted on the New York Stock Exchange under the symbol “NSM.”  On October 13, 2009, the closing sales price of our common stock as quoted on the New York Stock Exchange was $14.40 per share.  We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

As of October 13, 2009, eligible options outstanding under our existing equity incentive plans were exercisable for approximately 11,691,329 shares of our common stock, or approximately 5% of the total shares of our common stock outstanding.

We have engaged BNY Mellon Shareowner Services (“BNY Mellon”) to administer the offer process.  If you want to exchange any of your eligible options, you must notify BNY Mellon of your election before our offer expires.  You may notify BNY Mellon of your election in one of the following two ways:

•   Online:  By making an election online at the National Semiconductor Stock Option Exchange Offer Website, which is available at https://www.corp-action.net/nationalsemiconductor.  Your online election must be submitted before the offer expires at the expiration date deadline of 9:00 p.m., Pacific Time, on November 16, 2009 (or, if we extend the offer, a later date that we will specify).

•   On Paper (Available Only to Eligible Employees on Leaves of Absence or Unable to Access Offer Website):  We will mail materials to the homes of eligible employees who are on leaves of absence.  These employees may complete and return a paper Election Form to BNY Mellon according to the instructions contained in the materials so that BNY Mellon receives it before the offer expires at the expiration date deadline of 9:00 p.m., Pacific Time, on November 16, 2009 (or, if we extend the offer, a later date that we will specify).  Unless you are on a leave of absence on the date the offer commences and we mail you a packet with paper materials, your election must be submitted online.  However, if for any reason you are unable to access the offer website, you may request a paper Election Form and submit a paper copy of your election according to the instructions contained in the materials, but the election must be received before 9:00 p.m., Pacific Time, on November 16, 2009 (or if we extend the offer, a later date that we will specify).

Responses submitted by any other means, including hand delivery, facsimile or email, are not permitted.

The delivery of all documents, including elections and withdrawals, is at your own risk.  Only responses that are complete and actually received by BNY Mellon by the deadline will be accepted.  If BNY Mellon does not receive your election by the offer expiration time, you will be deemed to have rejected this offer.

If you receive paper materials and you submit your election or withdrawal to BNY Mellon via means other than the National Semiconductor Stock Option Exchange Offer Website, BNY Mellon intends to send you a confirmation after receiving your election or withdrawal.  If you do not receive a confirmation, it is your responsibility to confirm that BNY Mellon has received your election and/or any withdrawal.

An Election Confirmation for submissions through the National Semiconductor Stock Option Exchange Offer Website will be generated if you submit your election or withdrawal/change of election online.  You should print and save a copy of the confirmation for your records.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to BNY Mellon at 1-866-282-6651 (from within the United States) or 1-201-680-6579 (collect, from outside of the United States).

IMPORTANT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NATIONAL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON NATIONAL’S BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH NATIONAL HAS REFERRED YOU.  NATIONAL HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS REFERRED TO IN THIS DOCUMENT.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY NATIONAL.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF NATIONAL OR A MAJORITY-OWNED SUBSIDIARY OF NATIONAL OR TO AFFECT YOUR EMPLOYER’S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW.  NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.  EXCEPT AS OTHERWISE PROVIDED UNDER APPLICABLE LAW AND/OR ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND YOUR EMPLOYER, THE EMPLOYMENT RELATIONSHIP BETWEEN NATIONAL AND EACH EMPLOYEE REMAINS “AT WILL.”

NATIONAL RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2009 PLAN AT ANY TIME, AND THE GRANT OF RESTRICTED STOCK UNITS UNDER THE 2009 PLAN AND THIS OFFER DO NOT IN ANY WAY OBLIGATE NATIONAL TO GRANT ADDITIONAL RESTRICTED STOCK UNITS OR OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN THE FUTURE.  THE GRANT OF ANY RESTRICTED STOCK UNITS UNDER THE 2009 PLAN AND THIS OFFER TO EXCHANGE IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY.

STOCK OPTION EXCHANGE PROGRAM

v

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the election form and other exhibits together with their associated instructions, and the other related documents referenced in this Offer to Exchange. This offer is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this summary is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the remainder of this Offer to Exchange and the other related documents referenced in this Offer to Exchange. Where appropriate, we have included in this summary references to other relevant sections in this Offer to Exchange to help you find more complete information on these topics.

Glossary of Frequently Used Terms in This Offer to Exchange:

•                  “2009 Plan” refers to the National Semiconductor Corporation 2009 Incentive Award Plan, as amended from time to time.

•                  “active employee” refers to a regular full-time employee of National or National’s majority-owned subsidiaries or a successor entity.  An employee is not an “active employee” if he or she (i) is on a “garden leave” or other leave that will result in a termination of employment with National or one of National’s majority-owned subsidiaries or a successor entity, (ii) has provided a notice of resignation; or (iii) has received a notice of termination of employment from National or one of National’s majority-owned subsidiaries or a successor entity.

•                  “common stock” refers to National Semiconductor Corporation common stock, par value $0.50 per share.

•                  “eligible employee” refers to an active employee as of the commencement of the offer who remains an active employee through the completion of the offer.  Our named executive officers, members of our board of directors and employees employed by us (or a subsidiary) in Canada, Denmark, Israel or Singapore are not eligible employees and may not participate in the offer.

•                  “eligible options” refers to options to purchase shares of National’s common stock granted under our 1977 Employee and Officer Plan, 1997 Employee Stock Plan, 2007 Employees Equity Plan, Executive Officer Plan and 2005 Executive Officer Equity Plan that have a per share exercise price equal to or greater than $17.00 that remain outstanding and unexercised as of the expiration date of this offer.  An option will not be an eligible option (and any election with regard to such option will be disregarded), if, on the expiration date of this offer, the exercise price of the option is less than the closing sales price of our common stock as reported on the New York Stock Exchange on the expiration date of the offer.

•                  “eligible option grant” refers to an individual grant of eligible options.

•                  “exchanged options” refers to all eligible options that you exchange pursuant to this offer.

•                  “expiration” or “expiration date” refers to the date that this offer expires. The expiration date of this offer is November 16, 2009, at 9:00 p.m. Pacific Time. We may extend the expiration date at our sole discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•                  “grant date” refers to the date the new RSUs will be granted in exchange for exchanged options, which will be the same business day in the U.S. as the expiration date. We expect that the grant date will be November 16, 2009.  If the expiration date of this offer is extended, then the grant date will be correspondingly delayed.

•                  “named executive officers” refers to those officers of National listed on Schedule A to this Offer to Exchange.

•                  “new RSUs” refers to the RSUs granted pursuant to this offer that replace your eligible options you elect to exchange.  New RSUs granted in connection with this offer will be granted on the same U.S. business day as the expiration date pursuant to the 2009 Plan, and will be subject to the terms and conditions of a restricted stock unit agreement between you and us.

•                  “offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on October 19, 2009, and expire at 9:00 p.m. Pacific Time, on November 16, 2009, unless we extend the offer.

•                  “Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units or Cash Payments (as it may be amended and supplemented from time to time).

•                  “option exchange” means the exchange of exchanged options for new RSUs or a cash payment (if, with respect to an eligible option grant, you would otherwise be granted less than 100 new RSUs in exchange for such eligible option grant).

•                  “options” refers to options to purchase shares of National’s common stock in the future at a specified price, provided the vesting criteria and other terms and conditions set forth in the relevant agreements and governing equity plan documents are satisfied. For purposes of this offer, including, without limitation, the exchange ratios, the term “option” refers to an option to purchase one share of the common stock of National.

•                  “restricted stock units” or “RSUs” represent the right to receive shares of National’s common stock in the future provided the vesting criteria and other terms and conditions set forth in the relevant agreements and governing equity plan documents are satisfied.

•                  “Schedule TO” refers to the Tender Offer Statement on Schedule TO filed by National Semiconductor Corporation with the SEC, as it may be amended from time to time.

•                  “SEC” refers to the U.S. Securities and Exchange Commission.

•                  “tendering” eligible options means that you have agreed to exchange your options for new RSUs based on the terms and subject to the conditions set forth in the Offer to Exchange.

1.              What is the offer?

The offer is a one-time offer by National to allow eligible employees of National and its majority-owned subsidiaries to voluntarily exchange certain outstanding stock options with an exercise price equal to or greater than $17.00 (which approximates the 52-week high trading price of our common stock as reported by the New York Stock Exchange measured from the commencement date of this offer) for a lesser number of new RSUs.  The number of new RSUs that will be granted in exchange for eligible options has been determined using exchange ratios based on the Black-Scholes option pricing model with a computation of expected volatility based on a combination of historical and market-based implied volatility from traded options on our common stock and the closing sales price of our common stock on the New York Stock Exchange on October 7, 2009.  Eligible employees who would otherwise be granted less than 100 new RSUs in exchange for one of their eligible option grants will have the opportunity to exchange such eligible option grant for a cash payment in lieu of new RSUs. The new RSUs will be granted on the same business day in the U.S. as the expiration of this offer, and the cash payments made in exchange for eligible option grants will be made, less applicable withholdings and without interest, promptly following the expiration of this offer.

2.              Why is National making this offer?

Due to the significant decline of our stock price during the last year as a result of the worldwide economic downturn, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock.  For example, the closing price of our common stock on the New York Stock Exchange on October 13, 2009 was $14.40, whereas the weighted average exercise price of all outstanding options held by our employees on that date was $19.7344, and approximately 70% of outstanding stock options held by our employees were underwater.  Although we continue to believe that equity awards are an important component of our employees’ total incentive benefits and provide us with a competitive advantage, we also believe that many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock.  In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil.  At the very time we need the motivation, skill and effort of our employees, our emphasis on stock options as compensation is demotivating when the options are significantly underwater through no fault of the employee.  As a result, for many employees, we believe that those stock options that are significantly underwater are no longer effective at providing the incentives that our Board of Directors and Compensation Committee believe are necessary to motivate and retain our employees.

This option exchange is completely voluntary, and will allow eligible employees to choose whether to keep their existing eligible options at existing exercise prices under existing vesting schedules or to exchange those options for a lesser number of new RSUs with a longer vesting period to be granted upon the same business day in the U.S. as the expiration date.  By making this offer, we intend to provide our eligible employees with the opportunity to receive new RSUs that may have a greater retentive and incentive value than the exchanged options, because RSUs may provide value to an employee even if our stock price declines between the grant date and the date on which the RSU vests.  For administrative convenience, employees who would otherwise be granted less than 100 new RSUs in exchange for one of their eligible option grants will receive a cash payment in lieu of new RSUs for such exchanged option.  We believe that this offer will better align the interests of our employees and stockholders to maximize stockholder value. See Section 3 of this Offer to Exchange entitled “Purposes of the Offer” for more information.

3.              Is National making any recommendation as to whether I should exchange my eligible options?

No. We are providing you with as much information as possible to assist you in making your own informed decision. However, we are not making any recommendation as to whether or not you should participate in this offer. No one from National is, or will be, authorized to provide you with advice, recommendations or additional information. You must make your own personal decision as to whether or not to participate in this offer. We encourage you to consult with your personal legal counsel, accountant, financial, and/or tax advisor for further advice. Please also review the “Risks of Participating in the Option Exchange” section that appears after this Summary Term Sheet.  In addition, if you reside outside the U.S., please refer to Schedules C through R of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.  See Section 3 of this Offer to Exchange entitled “Purposes of the Offer” for more information.

4.              Who is eligible to participate in this offer?

You may participate in this offer if you are an active employee on the commencement of this offer and you remain an active employee through the expiration of the offer. Our named executive officers, members of our board of directors and employees employed by us (or a subsidiary) in Canada, Denmark, Israel or Singapore may not participate in the offer.  Employees employed by us in these countries have been excluded because we have determined that the option exchange would have tax and regulatory implications that are inconsistent with National’s compensation policies and practices.  We reserve the right to withdraw the Offer to Exchange in any jurisdiction for which we determine that the option exchange would have tax, regulatory or other implications that are inconsistent with National’s compensation policies and practices. If we withdraw the Offer to Exchange in a particular jurisdiction, the Offer to Exchange will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, employees in that jurisdiction. See Section 1 of this Offer to Exchange entitled “Eligibility” for more information.

5.                 Am I required to participate in this option exchange?

No.  Participation in this offer is completely voluntary.

6.              What happens to my eligible options if I choose not to participate or if my eligible options are not accepted for exchange?

If you choose not to participate or your eligible options are not accepted for exchange, your eligible options will remain outstanding until they are exercised or expire by their existing terms, and will retain their current exercise price, current vesting schedule and all of the other terms and conditions as set forth in the relevant equity incentive plan and agreement related to such eligible options. See Section 2 entitled “Eligible Options; Number of New RSUs or Amount of Cash Payment; Expiration Date” and Section 6 entitled “Acceptance of Options for Exchange; Grant of New RSUs; Cash Payments” of this Offer to Exchange for more information.

7.              Which of my options are eligible to be exchanged?

Your eligible options are those options to purchase shares of National common stock granted and outstanding under our existing equity incentive plans that have a per share exercise price equal to or greater than $17.00 (which approximates the 52-week high trading price of our common stock as reported by the New York Stock Exchange measured from the commencement date of this offer), and remain outstanding and unexercised as of the expiration date of the offer. In addition, options granted within the 12-month period immediately prior to the commencement of the option exchange, and options with a remaining term of less than 12 months immediately following the expiration of the option exchange will not be eligible for exchange. An option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date of this offer, the exercise price of the option is less than the closing sales price of our common stock as reported on the New York Stock Exchange on the expiration date of the offer.

To help you determine your outstanding eligible options, please refer to the grant information available on the National Semiconductor Stock Option Exchange Offer Website at https://www.corp-action.net/nationalsemiconductor, which lists your eligible option grants and related information, including the number of shares subject to each grant, the number of shares vested, the number of shares unvested and the exercise price of your options.  When the offer begins, BNY Mellon will send you an e-mail with information regarding passcodes and access to https://www.corp-action.net/nationalsemiconductor where you can review your information.  This information will also be included with the paper materials that we mail to eligible employees who are on leaves of absence on the date the offer commences, as well as to employees who request paper copies because of technical difficulties accessing the offer website.

8.              How long will eligible employees have to exchange eligible options?

To properly elect to exchange eligible options, an eligible employee must notify BNY Mellon of his or her election before 9:00 p.m., Pacific Time, on the expiration date, which is currently November 16, 2009 (or, if we extend the offer, a later date that we will specify).  Please see the answer to Question 27 (“How do I participate in this offer?”), Section 2 of this Offer to Exchange entitled “Eligible Options; Number of New RSUs or Amount of Cash Payment; Expiration Date” and Section 4 of this Offer to Exchange entitled “Procedures for Electing to Exchange Options” for more information.

9.              If I participate in this offer, do I have to exchange all of my eligible options?

No.  You may pick and choose which of your outstanding individual eligible option grants you wish to exchange, on a grant-by-grant basis.  However, if you elect to participate in this offer and to exchange an individual eligible option grant, you must elect to exchange the entire individual eligible option grant.  You should note that we are not accepting partial tenders of individual eligible option grants, except that you may elect to exchange the entire remaining portion of an eligible option grant that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular individual eligible option grant. See Section 2 of this Offer to Exchange entitled “Eligible Options; Number of New RSUs or Amount of Cash Payment; Expiration Date” for more information.

10.       Can I exchange National common stock that I acquired upon a prior exercise of National options or other equity awards?

No. This offer relates only to certain outstanding and unexercised options to purchase common stock of National. You may not exchange any shares of common stock of National or any equity awards (other than eligible options) in this offer. See Section 2 of this Offer to Exchange entitled “Eligible Options; Number of New RSUs or Amount of Cash Payment; Expiration Date” for more information.

11.       Are there circumstances under which I would not be granted RSUs in the option exchange?

Yes.  If you would otherwise be granted less than 100 new RSUs in exchange for one of your eligible option grants, you will receive a cash payment (in lieu of new RSUs) in exchange for the surrender of such eligible option grant.

In addition, if, for any reason, you are not an eligible employee at the time of the commencement and the expiration of the offer, you will not receive any new RSUs.  Instead, you will keep your current eligible options and the options will vest and expire in accordance with their existing terms and conditions.  Except as provided by applicable law and/or any employment agreement between you and National, your employment with National remains “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice.   Participation in National’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with National or any of its affiliates.  The grant of new RSUs or a cash payment in the offer is a one-time benefit and will not give you any right to any future grants under National’s equity plans.  See Section 1 of this Offer to Exchange entitled “Eligibility” for more information.

12.       Can I elect to receive cash in exchange for all of my eligible options instead of RSUs?

No, you cannot choose to receive cash in exchange for all of your eligible options.  The right to receive cash will be determined on a grant-by-grant basis.  If you would otherwise be granted less than 100 new RSUs in exchange for one of your eligible option grants, you will receive a cash payment (in lieu of new RSUs) in exchange for the surrender of that eligible option grant.  In order to receive the cash payment, you must properly surrender your eligible option grant.  Please see the answers to Question 13 (“How will the number of new RSUs or cash payment that I will receive for my surrendered eligible options be calculated?”) and Question 27 (“How do I participate in this offer?”) for more information.

13.       How will the number of new RSUs or cash payment that I will receive for my surrendered eligible options be calculated?

The option exchange has been designed so that the aggregate fair value of the new RSUs to be granted in the offer will have approximately 100% of the aggregate fair value of the exchanged options.  We are using exchange ratios to calculate the number of new RSUs to be granted to you.  The applicable exchange ratios used for the option exchange have been determined using the Black-Scholes option pricing model with a computation of expected volatility based on a combination of historical and market-based implied volatility from traded options on our common stock and the closing sales price per share of our common stock as quoted on the New York Stock Exchange on October 7, 2009.  The number of new RSUs calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis.  Fractional RSUs will not be granted in the option exchange, and no cash will be paid for fractional shares.

The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.  Please note that the exchange ratios apply to each of your eligible options separately, on a grant-by-grant basis.  This means that the various eligible options you have been granted may be subject to different exchange ratios.

Exercise Price of Eligible Option	Exchange Ratio (Surrendered Eligible Option to New RSU)
$17.00 to $20.99	5 to 1
$21.00 to $23.99	7.5 to 1
$24.00 and above	10 to 1

If you would otherwise be granted less than 100 new RSUs in exchange for one of your eligible option grants, you will receive a cash payment (in lieu of new RSUs) in exchange for the surrender of such eligible option grant.  The amount of any cash payment to be made to you will be determined by multiplying (i) the number of new RSUs that you would receive in exchange for your exchanged option pursuant to the exchange ratios above rounded down to the nearest whole share, by (ii) the closing price per share of our common stock on the business day immediately prior to the expiration date of this offer, as reported by the New York Stock Exchange.

If you are eligible to participate in the option exchange, you must elect whether to exchange your eligible options on a grant-by-grant basis.  You may elect to exchange either all or none of the shares subject to any given eligible option grant.  If you exercised a portion of an eligible option grant prior to the commencement of this offer, only the portion of the option grant which has not yet been exercised will be eligible to be exchanged.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the same business day in the U.S. as the expiration of this offer, and eligible options elected for exchange will no longer be exercisable after that time.  The new RSUs will be granted in exchange for the exchanged options as of the same business day in the U.S. as the expiration of this offer.

See Section 2 of this Offer to Exchange entitled “Eligible Options; Number of New RSUs or Amount of Cash Payment; Expiration Date” for more information.

14.       Once I surrender my exchanged options, is there anything I must do to receive the new RSUs or cash payment?

No.  Once your exchanged options have been surrendered, you do not need to take additional action in order to receive your new RSUs or cash payment, as the case may be.  Your new RSUs will be granted to you on the same business day in the U.S. as the expiration of the offer, which will be the same day that the exchanged options are cancelled.  We expect that the grant date will be November 16, 2009.  However, if the expiration date is extended, the grant date will be correspondingly delayed.  In order to receive the shares covered by the new RSU grant, you must continue to be an employee and eligible for vesting under National’s policies, as amended from time to time, through the applicable vesting date.  See the answer to Question 20, “When will new RSUs or cash payments vest?” along with Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs; Cash Payments” for more information.

Any cash payments for surrendered eligible options will be made, less applicable withholdings and without interest, promptly following the expiration date.  Under no circumstances will we pay interest on any cash payments regardless of any extension of the offer or any delay in making such payment. See Section 6 of this Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of New RSUs; Cash Payments” for more information.

15.       Do I have to pay National for my new RSUs or cash payment?

You do not have to make any cash payment to National to receive a grant of new RSUs or a cash payment in exchange for your exchanged options.

•                  New RSUs.  You do not have to pay National to receive the shares of common stock that become issuable to you if your new RSUs vest. However, please see the answer to Question 23, “Will I have to pay taxes if I participate in the offer?” regarding taxes and social insurance contributions that may be payable by you upon the surrender of your options, a grant of new RSUs and/or the vesting of your new RSUs.  Also, see Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs; Cash Payments” for more information.

•                  Cash Payments.  You should also read the answer to Question 23, “Will I have to pay taxes if I participate in the offer?” regarding taxes and social insurance contributions that may be payable by you upon the surrender of your eligible options or the receipt of a cash payment and Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs; Cash Payments” for more information.

16.       When will I receive new RSUs or cash payments in the exchange?

New RSUs will be granted in exchange for your surrendered eligible options on the grant date, which will be the same U.S. business day as the expiration date. Accordingly, we expect the grant date will be November 16, 2009. However, if the expiration date is extended, the grant date will be correspondingly delayed.  You will receive your restricted stock unit agreement as soon as reasonably practicable after the expiration of the offer.  You will receive the shares subject to the new RSUs when and if your new RSUs vest.  See the answer to Question 20, “When will new RSUs or cash payments vest?” along with Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs and Cash Payments” and Section 6 of this Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of New RSUs; Cash Payments” for more information.

Any cash payments for surrendered eligible options will be made, less applicable withholdings and without interest, promptly following the expiration date. Under no circumstances will we pay interest on any cash payments regardless of any extension of the offer or any delay in making such payment. See Section 6 of this Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of New RSUs; Cash Payments” for more information.

17.       Will I be required to give up all of my rights under the exchanged options?

Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled, and you no longer will have any rights under those exchanged options.

18.       When will my exchanged options be cancelled?

Your exchanged options will be cancelled as of the same U.S. business day as the expiration date of the offer. The expiration date will be November 16, 2009, unless the offer is extended, in which case the cancellation of your exchanged options will be correspondingly delayed. See Section 6 of this Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of New RSUs; Cash Payments” for more information.

19.       Will the terms and conditions of my new RSUs be the same as my exchanged options?

RSUs are a different type of equity award than stock options, and so the terms and conditions of your new RSUs will be different from your exchanged options.  Your new RSUs will be granted under the 2009 Plan and will be subject to a restricted stock unit agreement.  The form of restricted stock unit agreement under the 2009 Plan is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov.  Further, the vesting schedule of your new RSUs will be different from the vesting schedule of your exchanged options.  See the answer to Question 20, “When will new RSUs or cash payments vest?” along with Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs; Cash Payments” for more information.

Until your new RSUs vest and you are issued shares in settlement of vested new RSUs, you will not have any of the rights or privileges of a stockholder of National with respect to such new RSUs.  Once you have been issued the shares of National common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

The tax treatment of the new RSUs may differ significantly from the tax treatment of your exchanged options. Please see the answer to Question 23, “Will I have to pay taxes if I participate in the offer?” and the remainder of this Offer to Exchange for more information.

20.       When will the new RSUs or cash payments vest?

New RSUs granted in the option exchange will not be vested on their date of grant regardless of whether the exchanged option was fully vested. Instead, the new RSUs granted in the option exchange will vest in equal installments on each of the first four anniversaries of the grant date, unless the exchanged option was fully vested as of the date of the commencement of this offer, in which case the new RSUs will vest in equal installments on each of the first three anniversaries of the grant date.

New RSUs granted in the option exchange will only vest if you remain an employee eligible for vesting under the terms and conditions of your restricted stock unit agreement, the relevant terms of the 2009 Plan and other relevant National policies, as each may be amended from time to time.  As such, vesting may be delayed by certain leaves of absences.  Generally, new RSUs that are not vested at termination of service to National, as determined in accordance with the 2009 Plan, will be forfeited.  RSUs do not have retirement eligibility status, and therefore will be forfeited if you decide to retire before the RSUs have vested.

The new RSUs granted in the option exchange will be governed by the terms and conditions of the 2009 Plan and the restricted stock unit agreement to be entered into under the 2009 Plan.

Any cash payments pursuant to the offer will be made, less applicable withholdings and without interest, promptly after the expiration of the offer and will not be subject to any vesting.  Under no circumstances will we pay interest on any cash payments regardless of any extension of the offer or any delay in making such payment.

See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs; Cash Payments” for more information.

21.       Will I receive a restricted stock unit agreement for my new RSUs?

Yes.  All new RSUs will be subject to the terms and conditions of the 2009 Plan and a restricted stock unit agreement between you and National.  The 2009 Plan and the form of restricted stock unit agreement under the 2009 Plan are referenced as exhibits to the Schedule TO, which is available on the SEC website at www.sec.gov.  You will receive your restricted stock unit agreement as soon as reasonably practicable after the expiration of the offer.  See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs; Cash Payments” for more information.

22.       Do I need to exercise my new RSUs in order to receive shares?

No.  Unlike options, which you must exercise in order to receive the vested shares subject to the option, you do not have to make any cash payment to us to receive your RSUs or the common stock issuable upon vesting of your RSUs.  If your new RSUs vest in accordance with the vesting schedule set forth in your RSU agreement, you will automatically receive the shares subject to the new RSUs promptly thereafter, although as described in Question 23 below, such RSUs may be subject to tax withholding.  Generally, new RSUs that are unvested will be forfeited upon your termination of service to National, as determined in accordance with the plan pursuant to which they are granted.

23.       Will I have to pay taxes if I participate in the offer?

If you participate in the offer and are a U.S. taxpayer, the exchange of options should be treated as a non-taxable exchange and neither we nor you should recognize any income for U.S. federal income tax purposes at the time of the exchange or, with respect to new RSUs, at the time of the new RSU grant date.  However, you normally will have taxable income when the RSUs vest and the shares are issued to you, at which point National typically also will have a tax withholding obligation. We will satisfy tax withholding obligations, if applicable, in the manner specified in your restricted stock unit agreement.  You also may have taxable capital gain in the U.S. when you sell the shares underlying the new RSUs.  Note that the tax treatment of RSUs in the U.S. differs significantly from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options.  Please see Section 14 entitled “Material Income Tax Consequences” for a summary of the general tax consequences associated with your eligible options and new RSUs.

If you are a United States employee and receive a cash payment in exchange for your exchanged options, you will be taxed on the amount of cash paid to you as ordinary income, and we will be obligated to withhold taxes from the payment.

The tax and social insurance consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences.  Please refer to Schedules C — R of this Offer to Exchange if you reside outside of the U.S. and/or are subject to tax outside the U.S.

You should consult with your personal tax advisor to determine the personal tax consequences to you of participating in this offer.  If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

24.       What if National is acquired by another company?

Although we currently are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable equity incentive plan and option agreement.  Further, if National is acquired or proposed to be acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no new RSUs or cash payment in exchange for them pursuant to this offer.  If National is acquired or proposed to be acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new RSUs or cash payments, including any adjustments to the purchase price or number of shares that will be subject to the new RSUs. Under such circumstances, the type of security and the number of shares covered by your new RSUs would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new RSUs covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you surrendered for exchange or than the number you would have received pursuant to the new RSUs if no acquisition had occurred.

25.       Are there any conditions to this offer?

Yes.  The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange.  If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible option grants, though we may do so at our sole discretion. See Section 2 of this Offer to Exchange entitled “Eligible Options; Number of New RSUs or Amount of Cash Payment; Expiration Date” and Section 7 of this Offer to Exchange entitled “Conditions of the Offer” for more information.

The offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.

26.       If you extend or otherwise change the offer, how will you notify me?

If we extend or otherwise change this offer, we will issue a press release, e-mail and/or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. See Section 2 of this Offer to Exchange entitled “Eligible Options; Number of New RSUs or Amount of Cash Payment; Expiration Date” and Section 15 of this Offer to Exchange entitled “Extension of Offer; Termination; Amendment” for more information.

27.       How do I participate in this offer?

To properly elect to exchange your eligible options, you must notify BNY Mellon of your election in either of the following two ways before 9:00 p.m., Pacific Time, on the expiration date, which is currently November 16, 2009 (or, if we extend the offer, a later date that we will specify):

•                 Online:  Make your election online at the National Semiconductor Stock Option Exchange Offer Website, which is available at https://www.corp-action.net/nationalsemiconductor.  Your election must be submitted online before the offer expires at 9:00 p.m., Pacific Time, on the expiration date, which is currently November 16, 2009 (or, if we extend the offer, a later date that we will specify); or

•              On Paper (Available Only to Eligible Employees on Leaves of Absence or Unable to Access Offer Website):  We will mail materials to the homes of eligible employees who are on leaves of absence on the date the offer commences.  These employees may complete and return a paper Election Form to BNY Mellon according to the instructions contained in the materials so that BNY Mellon receives it before the offer expires at 9:00 p.m., Pacific Time, on the expiration date, which is currently November 16, 2009 (or, if we extend the offer, a later date that we will specify).  Unless you are on a leave of absence on the date the offer commences and we mail you a packet with paper materials, your election must be submitted online.  However, if for any reason you are unable to access the offer website, you may request a paper Election Form and submit a paper copy of your Election Form according to the instructions contained in the materials, but the election must be received before 9:00 p.m., Pacific Time, on November 16, 2009 (or if we extend the offer, a later date that we will specify).

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension of the expiration date of the offer, which we may grant in our sole discretion.  See Section 4 of this Offer to Exchange entitled “Procedures for Electing to Exchange Options” for more information.

28.       Can I change my mind and withdraw from the offer or decide to tender additional eligible option grants?

Yes.  You may change your mind after you have submitted an Election Form and withdraw some or all of your elected options from the offer at any time before the offer expires at 9:00 p.m., Pacific Time, on the expiration date (expected to be November 16, 2009).  If we extend the expiration date, you may withdraw your election at any time until the extended offer expires.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal/Change of Election Form we receive before the offer expires on the expiration date.

You may withdraw your elections by either editing and resubmitting your election at the National Semiconductor Stock Option Exchange Offer Website at https://www.corp-action.net/nationalsemiconductor, or if you received paper materials, by submitting a paper Notice of Withdrawal/Change of Election Form. Your election to withdraw must be received by BNY Mellon before the offer expires.  See Section 5 of this Offer to Exchange entitled “Withdrawal Rights and Change of Election” for more information.

29.       Can I change which eligible option grants I want to exchange?

Yes.  You may change your mind after you have submitted an Election Form and change the options you elect to exchange at any time before the offer expires at 9:00 p.m., Pacific Time, on the expiration date by making such election on the National Semiconductor Stock Option Exchange Offer Website at https://www.corp-action.net/nationalsemiconductor, or, if you were sent paper materials, by completing and submitting to BNY Mellon a new Notice of Withdrawal/Change of Election Form to add additional eligible options or withdraw eligible options.  If we extend the expiration date, you may change your election at any time until the extended offer expires.  You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal/Change of Election Form that BNY Mellon receives before the offer expires at 9:00 p.m., Pacific Time, on the expiration date.

If you received paper materials and are submitting a new paper Notice of Withdrawal/Change of Election Form, be sure that any completed and new Notice of Withdrawal/Change of Election Form you submit includes all the options you want to exchange in this offer and that it is clearly dated after your last-submitted Election Form or Notice of Withdrawal/Change of Election Form.  See Section 5 of this Offer to Exchange entitled “Withdrawal Rights and Change of Election” for more information.

30.       What if I withdraw my election and then decide again that I want to participate in this offer?

If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed election via the National Semiconductor Stock Option Exchange Offer Website at https://www.corp-action.net/nationalsemiconductor after the date of your withdrawal but before the time the offer expires or, if you were sent paper materials, by delivering a new properly completed Notice of Withdrawal/Change of Election Form via regular mail or overnight delivery. The new Notice of Withdrawal/Change of Election Form must be signed and dated after the date of your withdrawal and BNY Mellon must receive your new Notice of Withdrawal/Change of Election Form before the offer expires.  See Section 5 of this Offer to Exchange entitled “Withdrawal Rights and Change of Election” for more information.

31.       Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

For assistance, you should contact BNY Mellon at 1-866-282-6651 (from within the United States) or 1-201-680-6579 (collect, from outside of the United States).

FORWARD-LOOKING STATEMENTS

This Offer to Exchange and the documents incorporated by reference into this Offer to Exchange contain forward-looking statements.  You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and other similar expressions.  These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

RISKS OF PARTICIPATING IN THE OPTION EXCHANGE

Participating in the option exchange involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer to Exchange (including the Schedules to this Offer to Exchange) and in our other filings with the SEC.  You are also encouraged to speak with your personal legal, investment and tax advisors, before deciding to participate in the option exchange.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your exchanged options might be worth more than the new RSUs or cash payment that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to exchanged options, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the new RSUs granted to you or cash payment received by you pursuant to this offer.  For example, if you exchange an option for 1,000 shares with an exercise price of $20.00 per share, you would receive 200 new RSUs. Assume, for illustrative purposes only, that the price of our common stock increases to $30.00 per share following the completion of the option exchange.  Under this example, if you are a U.S. employee and had kept your exchanged options and exercised and sold the underlying shares at $30.00 per share, you would have realized pre-tax gain of $10,000, but if you exchanged your eligible option grant for new RSUs, and immediately sold the shares subject to the new RSU grant upon vesting when the price of our common stock is $30.00 per share, you would realize a pre-tax gain of only $6,000.

Your new RSUs will not be vested on the grant date, and if your service with us terminates prior to the vesting of such new RSUs, you will not receive full value for your new RSUs.

The new RSUs will be subject to a new vesting schedule, even if the related eligible option was fully vested.  If your service with us terminates (whether voluntarily or involuntarily) prior to the date your new RSUs vest, you will not receive the shares subject to those new RSUs.   Instead, your new RSUs will expire immediately upon your termination of service, within the meaning of the 2009 Plan.  As a result, you would not receive full value from your new RSUs.  See the answer to Question 20, “When will new RSUs or cash payments vest?” and Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New RSUs; Cash Payments” for more information.

If we are acquired by or merge with another company, your exchanged option might be worth more than the new RSUs or cash payment that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original eligible option grant.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your provision of services to us terminates for any reason before your new RSUs vest, you will not receive any value from your new RSUs.

Tax effects of new RSUs and cash payments for United States taxpayers.

If you are a U.S. taxpayer and participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and, with respect to new RSUs, on the grant date. However, you generally will have taxable ordinary income when the new RSUs vest and the shares underlying your new RSUs are issued to you, at which time National generally also will have a tax withholding obligation. We will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. You also may have taxable capital gains when you sell the shares underlying the new RSUs. Note that the tax treatment of new RSUs differs significantly from the tax treatment of your exchanged options, and as a result of your participating in this offer, your tax liability could be higher than if you had kept your exchanged options. Please see Section 14 of the Offer to Exchange entitled “Material Income Tax Consequences” for a discussion of the general tax consequences associated with exchanged options.

Any cash payment received by you in exchange for exchanged options will be taxed as ordinary income on the date of receipt and we will be required to withhold applicable taxes from your cash payment.

Tax effects of new RSUs or a cash payment for eligible employees subject to tax outside of the United States.

Employees in jurisdictions outside of the United States should carefully review Schedules C through R attached to this Offer to Exchange for their country of residence and consult with their personal tax advisors to determine whether participation in the offer could trigger any negative tax consequences.  In some jurisdictions, the surrender of your eligible options or the new RSU grant will result in an immediate tax consequence to you.  Please consult with you tax advisors with regard to questions you have after reviewing Schedules C through R.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these tax consequences.

Risks that are Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with SEC, including those in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009 and our subsequent Quarterly Reports on Form 10-Q, as well as the information provided in this Offer to Exchange (including the Schedules to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange.  You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://www.national.com/analog/invest.  In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you).  See Section 17 entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

October 19, 2009

Section 1.                                Eligibility.

You are an “eligible employee” if you are an active employee (as defined below) as of the commencement date of this Offer and you remain an active employee through the expiration date of this offer.  You will not be an “eligible employee” for purposes of this offer if you cease to be an active employee for any reason prior to the completion of the offer.  Our named executive officers and members of our board of directors, who are listed on Schedule A to this Offer to Exchange, are not eligible to participate in the offer.  In addition, employees who are employed by us (or a subsidiary) in Canada, Denmark, Israel or Singapore are not eligible to participate in the offer because we have determined that participation in the offer would result in adverse tax consequences for such employees, and accordingly, including such employees would be inconsistent with National’s compensation policies and practices.

You are an “active employee” if you are a regular full-time employee of National or National’s majority-owned subsidiaries.  An employee is not an “active employee” if he or she (i) is on a “garden leave” or other leave that will result in a termination of employment with National or one of National’s majority-owned subsidiaries, (ii) has provided a notice of resignation; or (iii) has received a notice of termination of employment from National or one of National’s majority-owned subsidiaries.

To receive a grant of new RSUs or a cash payment, as applicable, you must remain an eligible employee through the grant date, which will be the same U.S. business day as the expiration date.  If you do not continue as an eligible employee through the grant date, you will keep your current eligible options and they will vest and expire in accordance with their existing terms. We expect that the grant date will be November 16, 2009.  However, if the expiration date of this offer is extended, then the grant date will be correspondingly delayed.

Except as provided by applicable law and/or any employment agreement between you and National, your employment with National or its majority-owned subsidiaries remains “at-will” and can be terminated by you or your employer at any time, with or without cause or notice.  Participation in National’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with National or any of its affiliates.  In order to vest in your new RSUs and receive the shares subject to the new RSUs, you generally must continue to provide services to us through each relevant vesting date. If you stop providing services to us before your new RSUs vest, your new RSUs will expire unvested and you will not be issued any shares of common stock pursuant to any unvested portion of your new RSUs.

Section 2.                                Eligible Options; Number of New RSUs or Amount of Cash Payment; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for exchange only options that meet all of the following criteria:

•                  the options are held by eligible employees;

•                  the options are granted with a per share exercise price equal to or greater than $17.00;

•                  the options were granted prior to October 19, 2008 and do not have a remaining term of less than 12 months immediately following the completion of the option exchange;

•                  the options are outstanding and unexercised as of the expiration date of the offer;

•                  the options are properly elected to be exchanged; and

•                  the options are not validly withdrawn, before the expiration date of the offer.

An option will not be eligible for exchange (and any election with regard to such option will be disregarded), if, on the expiration date, the exercise price of the option is less than the closing sales price of our common stock on the New York Stock Exchange.

The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.  You will receive either new RSUs or a cash payment in exchange for your exchanged options, as further set forth below.  Please note that the exchange ratios apply to each of your eligible options separately, on a grant-by-grant basis. This means that the various eligible options you have been granted may be subject to different exchange ratios.

Exercise Price of Eligible Option	Exchange Ratio (Surrendered Eligible Option to New RSU)
$17.00 to $20.99	5 to 1
$21.00 to $23.99	7.5 to 1
$24.00 and above	10 to 1

For purposes of applying the exchange ratios, fractional RSUs will be rounded down to the nearest whole RSU on a grant by grant basis.  Fractional RSUs will not be granted in the option exchange and no cash will be paid for fractional shares.

For example (and except as otherwise described below), if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all eligible option grants, or only two of the three eligible option grants, or only one of the three grants, or none at all. However, you may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first eligible option grant).

Employees who would otherwise be granted less than 100 new RSUs in exchange for one of their eligible option grants will be eligible to receive a cash payment in exchange for such exchanged option.  The amount of any cash payment to be made to you will be determined by multiplying (i) the number of new RSUs that you would receive in exchange for your exchanged option pursuant to the exchange ratios above, rounded down to the nearest whole share, by (ii) the closing price per share of our common stock on the business day immediately prior to the expiration date of this offer, as reported by the New York Stock Exchange. For example, if you (i) are an eligible employee, and (ii) hold an eligible option grant to purchase 800 shares of National common stock for a per share exercise price of $25.00, to calculate the amount of the cash payment, first divide the 800 shares subject to the eligible option grant by 10 (the exchange ratio for an eligible option with an exercise price above $24.00), which equals 80 new RSUs.  The amount of your cash payment would be calculated by multiplying the 80 new RSUs by the per share closing trading price of National common stock as reported on the New York Stock Exchange as of the business day immediately prior to the expiration date.

As described above, the exchange ratios apply to each of your eligible options separately.  This means that the various option grants you have received may be subject to different exchange ratios.

Example 1.  If you exchange an eligible option grant to purchase 1,000 shares with an exercise price per share of $20.68, you will receive 200 RSUs (equal to the 1,000 shares divided by 5).

Example 2.    If you exchange an eligible option grant to purchase 1,500 shares with an exercise price per share of $23.01, you will receive 200 RSUs (equal to the 1,500 shares divided by 7.5).

Example 3.    If you exchange an eligible option grant to purchase 750 shares with an exercise price per share of $24.52, you would have received 75 RSUs (equal to the 750 shares divided by 10) and because this would result in an RSU grant of less than 100 shares, you will instead receive a cash payment for this option.  For this example, assuming the closing stock price of National stock on the business day immediately prior to the expiration date is $15.00, the cash payment would be:  75 x $15 = $1,125, less applicable tax withholding.

Participation in this offer is completely voluntary. You may decide which of your eligible options you wish to exchange. If you hold more than one eligible option, you may choose to exchange one or more of such eligible options without having to exchange all of your eligible options. If you elect to participate in this offer, you must exchange all of the shares subject to any individual eligible option grant that you choose to exchange, because we are not accepting partial tenders of eligible options.  If you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining portion of such eligible option grant.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the same business day in the U.S. as the expiration of this offer, and eligible options elected for exchange will no longer be exercisable after that time.  The new RSUs will be granted in exchange for the exchanged options as of the same business day in the U.S. as the expiration of this offer.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on November 16, 2009, unless we extend the offer at our sole discretion.  If we extend the offer, the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

Section 3.                                Purposes of the Offer.

The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize shareholder value. We granted the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. We and other semiconductor companies have been impacted by the global economic downturn, as well as other macroeconomic factors.  As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.”  The new RSUs may have greater employee retention value than the exchanged options and therefore benefit National in its efforts to retain valuable employees.

In determining how to increase the retentive and motivational value of equity awards for employees, different alternatives were considered.  The structure of the offer was chosen as it provides the further benefit of reducing the overhang represented by the outstanding eligible options. Although these options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options unless they are surrendered or cancelled.  The stock option exchange program will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of our resources.  We also believe that the structure of the offer is in accordance with our current compensation philosophy to align equity incentives with current compensation.

Because the offer is structured to replace underwater options with new RSUs with a fair value of approximately 100% of the surrendered underwater options, we expect to recognize minimal incremental compensation expense. The only compensation expense we may incur would result from (i) the effect of the varying exchange ratio bands we have developed for the program, which may result in a modest amount of compensation expense in connection with the exchange of certain options and (ii) fluctuations in our stock price between the time the exchange ratios were set, shortly before the option exchange commenced, and the time when the new RSUs are issued on the expiration date of the option exchange. As a result, the option exchange will allow us to realize real incentive and retention benefits from the new RSUs granted, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible options that are surrendered.

Except as otherwise disclosed in this Offer to Exchange, we presently have no plans, proposals, or negotiations that relate to or would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•                  any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•                  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                  any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•                  any other material change in our corporate structure or business;

•                  our common stock being delisted from the New York Stock Exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

•                  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•                  any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

On October 9, 2009, we announced that our Chairman of the Board and Chief Executive Officer, Brian L. Halla, has advised our Board of Directors that he will retire as Chief Executive Officer of the Company effective November 30, 2009.  Mr. Halla will remain with the Company in the position of Chairman of the Board of Directors until May 30, 2010, the end of the Company’s current fiscal year.  We also announced that Donald Macleod, our current President and Chief Operating Officer, will succeed Mr. Halla as Chief Executive Officer effective November 30, 2009.  Our Board of Directors also intends to appoint Mr. Macleod to the Board of Directors effective November 30, 2009, concurrently with his commencement of the Chief Executive Officer position.  In addition, in the ordinary course of business, National makes changes in the composition and structure of its board of directors and/or management. National expects that it will continue to make changes in this regard.

In the ordinary course of business, from time to time, National evaluates acquisition or investment opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

Section 4.                                Procedures for Electing to Exchange Options.

To properly elect to exchange your eligible options, you must notify BNY Mellon of your election in either of the following two ways before 9:00 p.m., Pacific Time, on November 16, 2009 (or, if we extend the offer, a later date that we will specify):

•              Online:  Make your election online at the National Semiconductor Stock Option Exchange Offer Website, which is available at https://www.corp-action.net/nationalsemiconductor.  Your election must be submitted online before the offer expires at 9:00 p.m., Pacific Time, on November 16, 2009 (or, if we extend the offer, a later date that we will specify); or

•              On Paper (Available Only to Eligible Employees on Leaves of Absences or Unable to Access Offer Website):  Certain employees on leaves of absence will be mailed paper materials relating to the Stock Option Exchange Program.  These employees (as well as other employees who are unable to access the offer website and request paper materials) may complete and return a paper Election Form to BNY Mellon according to the instructions contained in the materials so that BNY Mellon receives it before the offer expires at 9:00 p.m., Pacific Time, on November 16, 2009 (or, if we extend the offer, a later date that we will specify).  Complete, sign, date and return the paper materials made available to you at your request, and deliver them to BNY Mellon according to the instructions contained in the paper materials so that BNY Mellon receives them before the offer expires on the expiration date (or, if we extend the offer, a later date that we will specify). Unless you are on a leave of absence on the date the offer commences and we mail you a packet with paper materials (or we provide you with paper materials because you are unable to access the offer website), your election must be submitted online.

To submit any paper materials, you must send the materials via regular mail or overnight delivery using the following contact information:

BNY Mellon Shareowner Services

Attn: Corporate Actions Department, 27th Floor

480 Washington Blvd.

Jersey City, NJ 07310

Your election will be effective as of the date BNY Mellon receives your election materials by either of the methods described above. It is your responsibility to ensure that your election is received by BNY Mellon by the deadline.

If you send paper election materials to BNY Mellon, you may confirm that your document has been received by calling BNY Mellon in the United States at 1-866-282-6651 (from within the United States) or 1-201-680-6579 (collect, from outside of the United States).  BNY Mellon will confirm receipt of a paper election via mail after receipt of the Election Form. If you do not receive confirmation of receipt, it is your responsibility to ensure that BNY Mellon has properly received your election.  If BNY Mellon does not receive either the paper election materials or your online election before 9:00 p.m., Pacific Time, on November 16, 2009 (or, if we extend the offer, a later date that we will specify), we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms.  We will not contact you to confirm your election not to participate.

Your election will be effective upon receipt by BNY Mellon.  In all cases, you should allow sufficient time to ensure BNY Mellon receives it in time.  If you do not receive confirmation of receipt, it is your responsibility to ensure that BNY Mellon has received your election.

If you elect to exchange any portion of an individual eligible option grant in this offer, you must elect to exchange the entire individual eligible option grant.  If you hold more than one individual eligible option grant, however, you may choose to exchange one or more of such individual eligible option grants, on a grant-by-grant basis, without having to exchange all of your individual eligible option grants.  No partial exchanges of an eligible option grant will be permitted.  For a summary of your outstanding eligible options please refer to https://www.corp-action.net/nationalsemiconductor, which lists your outstanding option grants, the grant date of your options, the exercise price of your options and the number of outstanding shares subject to your outstanding options.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on November 16, 2009 unless the offer is extended, in which case your election will become irrevocable after the new expiration date.  You may change your mind after you have submitted an election and tender additional eligible options or withdraw some or all of your eligible options from the offer at any time before 9:00 p.m., Pacific Time, on the expiration date, as described in Section 5.

You also may change your mind about which of your eligible options you wish to have exchanged.  If you wish to add additional individual eligible option grants to your election, you must complete and submit a new Election Form before the expiration date by following the procedures described above.  Any prior Election Form will be disregarded. If, instead, you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date by following procedures described in Section 5.

The delivery of all documents, including elections, is at your own risk. Only responses that are complete and actually received by BNY Mellon by the deadline will be accepted.

If your election is received by BNY Mellon via paper, BNY Mellon intends to send you confirmation of the receipt of your Election Form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election.

Confirmation statements for submissions through the National Semiconductor Stock Option Exchange Offer Website may be obtained once you have submitted your online election. You should print and save a copy of the confirmation for your records.

Elections submitted by any other means, including hand delivery, facsimile or email, are not permitted.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension of the expiration date of the offer, which we may grant in our sole discretion.

Our receipt of your election is not by itself an acceptance of your eligible options for exchange.  For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled as of the expiration date.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer, and will be controlling, absolute and final, subject to your withdrawal rights under the offer as described in Section 5 of this Offer to Exchange and our acceptance of your surrendered eligible options in accordance with the offer as described in Section 6 of the Offer to Exchange. Our acceptance of your options for exchange will constitute a binding agreement between National and you upon the terms and subject to the conditions of this offer.  Our determination of these matters will be given the maximum deference permitted by law.  However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction.  Subject to an order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding upon the parties.

Section 5.                                Withdrawal Rights and Change of Election.

You may withdraw some or all of the options that you previously elected to exchange and make tenders of additional option grants only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected and you may tender additional option grants that you previously chose not to exchange at any time before the offer expires, which is expected to occur at 9:00 p.m., Pacific Time, on November 16, 2009. If we extend the offer, you may withdraw and/or make additional tenders of your options at any time until the extended expiration date.

You may withdraw some or all of your eligible options or tender additional options in two ways: (i) through the National Semiconductor Stock Option Exchange Offer Website at https://www.corp-action.net/nationalsemiconductor; or (ii) by submitting your Notice of Withdrawal/Change of Election Form via regular mail or overnight delivery if you received paper materials.  Any withdrawals or changes must be received by BNY Mellon on or before 9:00 p.m., Pacific Time, on November 16, 2009 (or, if we extend the offer, a later date that we will specify).

To submit any printed materials, you must send the materials via regular mail or overnight delivery using the following contact information:

BNY Mellon Shareowner Services
Attn: Corporate Actions Department, 27th Floor
480 Washington Blvd.
Jersey City, NJ 07310

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or Notice of Withdrawal/Change of Election Form we receive before the offer expires on the expiration date. Any eligible options that you do not withdraw will be bound pursuant to your most recently dated election or Notice of Withdrawal/Change of Election Form.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the offer expires on the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the offer expires on the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new election through the National Semiconductor Stock Option Exchange Offer Website or by submitting a paper Notice of Withdrawal/Change of Election Form to BNY Mellon before the offer expires on the expiration date by following the procedures described in this Section 5 of this Offer to Exchange. If you were mailed paper materials and are completing a new paper Notice of Withdrawal/Change of Election Form, this new Notice of Withdrawal/Change of Election Form must be properly completed, signed and dated after your original Election Form and after your Notice of Withdrawal/Change of Election Form and must list all eligible options you wish to exchange.  Elections via the National Semiconductor Stock Option Exchange Offer Website must be submitted after the date of your prior withdrawal. Any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form or Notice of Withdrawal/Change of Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of any election or Notice of Withdrawal/Change of Election Form.  Our determination of these matters will be given the maximum deference permitted by law.  However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction.  Subject to an order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding upon the parties.

Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.  Although we intend to accept all validly tendered eligible options promptly after the expiration of this offer, if we have not accepted your eligible options within 40 business days of the commencement of this offer, you may withdraw your tendered eligible options at any time thereafter.

The delivery of all documents to BNY Mellon is at your own risk. Only responses that are complete and actually received by BNY Mellon by the deadline will be accepted.

BNY Mellon intends to send you a confirmation of receipt of your Notice of Withdrawal/Change of Election Form after receipt. If you do not receive a confirmation, it is your responsibility to confirm that we have received your documents.

Confirmation statements for submissions through the National Semiconductor Stock Option Exchange Offer Website may be obtained once you have submitted your online election (including new elections made to tender additional eligible options or withdraw some or all of your eligible options). You should print and save a copy of the confirmation for your records.

Elections or Notice of Withdrawal/Change of Election forms submitted by any other means, including hand delivery, facsimile or email, are not permitted.

Section 6.                                Acceptance of Options for Exchange; Grant of New RSUs; Cash Payments.

Upon the terms and conditions of this offer and immediately following the expiration of this offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of the offer at 9:00 p.m., Pacific Time, on November 16, 2009 (or, if we extend the offer, a later date that we will specify). Once the exchanged options are cancelled, you no longer will have any rights with respect to those exchanged options. Subject to the terms and conditions of this offer, if your exchanged options are properly tendered by you and accepted by us, these options will be cancelled as of the expiration date.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, immediately following the expiration of this offer, we will accept all properly tendered options that are not validly withdrawn. We will give notice to the option holders generally of our acceptance for exchange of eligible options. This notice may be made by press release, e-mail or other method of communication.

We will grant new RSUs on the grant date, which will be the same U.S. business day as the expiration date. We expect the grant date to be November 16, 2009. However, if the expiration date is extended, the grant date will be correspondingly delayed.

All new RSUs will be granted under the 2009 Plan and will be subject to the terms and conditions of a restricted stock unit agreement between you and National.  The number of new RSUs you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. You will receive your restricted stock unit agreement within a few weeks after the expiration of the offer. You will receive the shares subject to the new RSUs when and if your new RSUs vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their existing terms and will retain their current exercise price, current vesting schedule and other current terms and conditions.

Section 7.                                Conditions of the Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the date this offer commences and before the expiration date, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred:

•                  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad;

•                  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or abroad;

•                  in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including without limitation a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index measured during any time period after the date of commencement of the offer;

•                  any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the United States or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

•                  the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•                  if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

•                  a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•                  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•                  a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•                  any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•                  any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional shares constituting more than 1% of our outstanding shares, or

•                  any new group will have been formed that beneficially owns more than 5% of our outstanding shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•                  there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•                  any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•                  the closing price of our shares on the New York Stock Exchange shall have equaled or exceeded $17.00 per share.

If any of the above events occur, we may, in our sole discretion:

•                  terminate the offer and promptly return all tendered eligible options to tendering holders;

•                  complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•                  amend the terms of the offer; or

•                  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction.  A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

Section 8.                                Price Range of Shares Underlying the Options.

The shares of National common stock underlying your options are traded on the New York Stock Exchange under the symbol “NSM.”  The following table shows, for the periods indicated, the high and low intraday sales price per share of our shares as reported by the New York Stock Exchange.

	HIGH	LOW
Fiscal Year Ended May 30, 2010
Second Quarter (through October 13, 2009)	$16.20	$13.35
First Quarter	$15.88	$11.60

Fiscal Year Ended May 31, 2009
Fourth Quarter	$14.00	$9.31
Third Quarter	$12.17	$9.06
Second Quarter	$22.51	$9.02
First Quarter	$24.75	$19.48

Fiscal Year Ended May 28, 2008
Fourth Quarter	$21.95	$16.21
Third Quarter	$24.96	$16.73
Second Quarter	$27.70	$21.76
First Quarter	$29.69	$24.08

As of October 13, 2009, the last reported sale price of our shares, as reported by the New York Stock Exchange, was $14.40 per share.  As of October 13, 2009, there were 237,671,731 outstanding shares of National common stock.

You should evaluate current market quotations for our shares, among other factors, before deciding whether or not to accept this offer.

Section 9.                                Source and Amount of Consideration; Terms of New RSUs; Cash Payments.

Consideration.

We will grant new RSUs or a cash payment in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. New RSUs are equity awards under which National promises to issue shares in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive new RSUs based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange.  Fractional RSUs will be rounded down to the nearest whole RSU share on a grant-by-grant basis.  Fractional RSUs will not be granted in the option exchange, and no cash will be paid for fractional shares.  You do not have to make any cash payment to National to receive your new RSUs or cash payment. You also do not have to make any cash payment to National to receive the shares subject to RSUs upon vesting.  However, the receipt of shares upon vesting of new RSUs, as well as the receipt of a cash payment may be subject to taxation as described in Section 14 of this Offer to Exchange.

If we receive and accept tenders from eligible employees of all eligible options, options to purchase an aggregate of 17,563,271 shares would be surrendered, and we would grant new RSUs covering a total of approximately 2,464,860 shares of National common stock, which would be less than 2% of the total shares of National common stock outstanding as of October 13, 2009.

General Terms of new RSUs.

New RSUs will be granted under the 2009 Plan and will be subject to a restricted stock unit agreement between you and National.  RSUs are a different type of equity award than stock options and therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the options that you tendered for exchange.  You should note that the vesting schedule of your new RSUs will differ from your exchanged options, as described below.  The current form of restricted stock unit agreement under the 2009 Plan is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov.

The following description summarizes the material terms of the 2009 Plan.  Our statements in this Offer to Exchange concerning the 2009 Plan and new RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2009 Plan and the form of restricted stock unit agreement under the 2009 Plan, each of which is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. Please visit the National Semiconductor Stock Option Exchange Offer Website at https://www.corp-action.net/nationalsemiconductor or contact BNY Mellon at 1-866-282-6651 (from within the United States) or 1-201-680-6579 (collect, from outside of the United States) to receive a copy of the Plan and the form of the restricted stock unit agreement.  We will promptly furnish to you copies of these documents upon request at our expense.

General Terms of Cash Payments.

Eligible employees on the commencement date who remain eligible employees through the expiration date and who would otherwise be granted less than 100 new RSUs in exchange for one of their eligible option grants will receive a cash payment in the option exchange instead of new RSUs with respect to the exchange of such option grant.

This determination is made on an option by option basis, so if you hold multiple eligible option grants, you may receive a cash payment with respect to the exchange of one eligible option grant (if you would otherwise have received less than 100 RSUs in the option exchange upon exchange of such option grant) and new RSUs for another exchanged eligible option.

Cash payments will not be subject to vesting.  Where applicable, National will convert such amounts to local currency using the exchange rate for the expiration date published in The Wall Street Journal. National will satisfy all tax withholding and social insurance contribution obligations by deducting such obligations from the amount of the cash payment.

2009 Incentive Award Plan.

The 2009 Plan permits the granting of incentive stock options, nonqualified stock options, restricted stock, RSUs, stock appreciation rights, performance awards, dividend equivalents, stock payments, deferred stock, other stock-based awards, and performance-based awards.  As of October 13, 2009, the number of shares subject to awards outstanding under the 2009 Plan was zero.  The 2009 Plan is administered by the Compensation Committee of our Board of Directors.  Subject to the other provisions of the 2009 Plan, our Compensation Committee has the power to determine the terms, conditions and restrictions of the awards granted under the plans, including the number of shares subject to an award and the vesting criteria.  Our Compensation Committee also has the authority to delegate such responsibilities.

No Payment Required.

You do not have to make any cash payment to National to receive your new RSUs or the shares upon vesting, though the receipt of shares may be subject to taxation and withholding requirements.  See Section 14 of this Offer to Exchange.

Vesting.

Each new RSU will represent a right to receive one share of National’s common stock on a specified future date, but only if the new RSU vests.

New RSUs granted in the option exchange will not be vested on their date of grant regardless of whether the exchanged option was fully vested.  Instead, the new RSUs granted in the option exchange will vest in equal installments on each of the first four anniversaries of the expiration of this offer, unless the exchanged option was fully vested as of the date of the commencement of this offer, in which case the new RSUs will vest in equal installments on each of the first three anniversaries of the expiration of this offer.  New RSUs granted in the option exchange will only vest if the holder does not incur a termination of service prior to the applicable vesting date, as determined in accordance with the 2009 Plan.  New RSUs that are not vested at the time of an employee’s termination of service, as determined in accordance with the 2009 Plan, will be forfeited.

Form of payout.

New RSUs granted under this offer and subsequently vested based on the eligible employee’s continued service will be paid out in shares of National common stock.  We will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement.

Adjustments upon certain events.

Events Occurring Before the Grant Date.  If we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable plan and option agreement under which they were granted.  Further, if National is acquired or proposed to be acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no new RSUs or cash payment in exchange for them.  If National is acquired or proposed to be acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new RSUs or cash payment, including any adjustments to the purchase price or exercise price and number of shares that will be subject to the new RSUs. Under such circumstances, the type of security and the number of shares covered by your new RSUs would be adjusted based on the consideration per share given to holders of our shares in connection with the acquisition. Because of this adjustment, you may receive new RSUs covering more or fewer shares of the acquiror’s shares than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new RSUs if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our shares resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of the option exchange. Termination of your employment for this or any other reason before the grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new RSUs or cash payment for your eligible options in connection with this offer.

Events Occurring After the Grant Date.  In the event of any change resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our shares, or any other change in the number of issued shares of National common stock effected without receipt of consideration by us, our Compensation Committee will proportionately adjust the number of shares subject to outstanding RSUs granted under the 2009 Plan, as well as the number of shares that have been authorized for issuance under the 2009 Plan but as to which no awards have been granted.

In the event of a change in control transaction described in the 2009 Plan, such as a merger, consolidation, sale of all or substantially all of our assets, any surviving corporation or acquiring corporation may either assume or continue outstanding awards or substitute similar awards.  In the event that within 12 months after a change in control in which awards are assumed or substituted, either the surviving or acquiring corporation terminates your service without cause, or you voluntarily terminate your employment for good reason, your outstanding RSUs will become fully vested as of the date of such termination.

Transferability of new RSUs.

New RSUs generally may not be transferred, other than by will or the laws of descent and distribution, unless our Compensation Committee indicates otherwise in your restricted stock unit agreement.  In the event of your death, any person who acquires your new RSUs by bequest or inheritance may be issued the shares subject to the new RSUs if vested.

Registration and sale of shares underlying new RSUs.

All of the shares of our common stock issuable upon the vesting of the new RSUs have been registered under the U.S. Securities Act of 1933, as amended, or the Securities Act, on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of National for purposes of the Securities Act, you should be able to sell the shares issuable upon vesting of your RSUs free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new RSUs, cash payments and exchanged options.  We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

U.S. federal income tax consequences in multiple jurisdictions.

If you are a citizen or tax resident of the United States, and are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible employees may be subject to the tax laws in the U.S. and to the tax laws in other jurisdictions. If you are subject to the tax laws in other jurisdictions, please see the description of the tax consequences under the tax laws of such jurisdiction, which is included in Schedules C through R to this Offer to Exchange.  We strongly recommend that you consult with your own tax and financial advisors to discuss the consequences to you of participating or not participating in this offer.

Section 10.                         Information Concerning National.

We are one of the world’s leading semiconductor companies focused on analog and mixed-signal integrated circuits and sub-systems, particularly in the area of power management.  Founded in 1959, we design, develop, manufacture and market high-value, high-performance, analog-intensive solutions that improve performance and energy efficiency in electronic systems.  We have a diversified product portfolio which includes power management circuits, audio and operational amplifiers, communication interface products and data conversion solutions.  Our portfolio of over 13,000 products is sold to a diversified group of end-customers from large original equipment manufacturers (OEMs) to smaller customers serviced by our extensive distribution network.  Energy-efficiency is our overarching theme, and our Powerwise® products enable systems that consume less power, extend battery life and generate less heat.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 30, 2009 is incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial statements from our Annual Report on Form 10-K for the fiscal year ended May 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 30, 2009.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value of $1.02 per share as of August 30, 2009, our latest balance sheet date.  This value was calculated using the book value of $241.9 million as of August 30, 2009, divided by the number of outstanding shares of 236,611,596 as of August 30, 2009.

The Ratio of Earnings to Fixed Charges is computed by dividing earnings by total fixed charges. For purposes of computing this ratio, earnings consist of income before provision for income taxes, net interest expense, depreciation expense, amortization expense and rent expense, and fixed charges consist of the sum of total net interest expense, including the amortization of debt related expenses and rent expense.

The following table set forth our ratio of earnings to fixed charges for the periods specified:

Ratio of Earnings to Fixed Charges

Year Ended		Quarter Ended
May 31, 2009	May 28, 2008	August 30, 2009 (Unaudited)	August 24, 2008 (Unaudited)
2.5X	6.2X	3.4X	7.3X

Section 11.                         Interests of Directors and Executive Officers; Transactions and Arrangements Concerning our Securities.

A list of our directors and named executive officers as of October 13, 2009 is attached to this Offer to Exchange as Schedule A.   Our named executive officers and members of our board of directors may not participate in this offer.  As of October 13, 2009, our executive officers and directors (18 persons) as a group held outstanding options and equity awards under our equity incentive plans with respect to a total of 15,952,325 of our shares, which collectively represented approximately 28.28% of the shares subject to all options and equity awards outstanding under our equity incentive plans as of that date.  As of October 13, 2009, our executive officers eligible to participate in this Offer to Exchange held an aggregate of 2,599,834 eligible options.

The table below sets forth the beneficial ownership of each of our executive officers and members of our board of directors of options and equity awards outstanding as of October 13, 2009.  The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our shares and other equity awards under all of our equity incentive plans, which was 15,952,325 as of October 13,  2009.

Name of Beneficial Owner	Number of Options and Equity Awards Outstanding	Percentage of Total Outstanding Options and Equity Awards
Executive Officers
Lewis Chew, Senior Vice President, Finance and Chief Financial Officer (1)	1,683,000	2.98%
Todd M. DuChene, Senior Vice President, General Counsel and Secretary	425,000	*
Brian L. Halla, Chairman of the Board and Chief Executive Officer (1)	6,625,000	11.74%
Detlev J. Kunz, Senior Vice President, Product Group (1)	926,500	1.64%
Donald Macleod, President and Chief Operating Officer (1)	3,087,500	5.47%
Suneil V. Parulekar, Senior Vice President, Worldwide Marketing and Sales	590,000	1.05%
Edward J. Sweeney, Senior Vice President, Human Resources	495,000	*
Chue Siak “C.S.” Liu, Senior Vice President, Worldwide Manufacturing (1)	490,567	*
Michael Polacek, Senior Vice President, Key Market Segments and Business Development	561,834	*
Mohan Yegnashankaran, Senior Vice President, Worldwide Technology Development	528,000	*

Directors
Steven R. Appleton	69,924	*
Gary P. Arnold	36,000	*
Richard J. Danzig	126,000	*
John T. Dickson	36,000	*
Robert J. Frankenberg	126,000	*
Modesto A. Maidique	36,000	*
Edward R. McCracken	86,000	*
Roderick C. McGeary	24,000	*

All directors and executive officers as a group (18 persons)	15,952,325	28.28%

*       Less than 1 percent.

(1)    Named executive officer who is not eligible to participate in this offer.

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, and other than outstanding options to purchase our shares of common stock or other equity awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.  On September 25, 2009, each of our non-employee directors received 12,000 shares of our common stock under the terms of our National Semiconductor Corporation Director Stock Plan (the “Director Stock Plan”).  Steven R. Appleton elected to receive an additional 3,924 shares in lieu of his annual retainer fee, pursuant to the terms of the Director Stock Plan.  To the best of our knowledge, no executive officers or directors, nor any affiliates of ours, were engaged in any other transactions involving options to purchase our shares of common stock, or in transactions involving our common stock, during the 60 days before and including October 13, 2009.

Section 12.                         Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Options that we accept for exchange through the offer will be cancelled and will not be returned to the pool of shares available for grants of new awards under our equity incentive plans.

The option exchange will be accounted for pursuant to the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised) (share-based payment (“SFAS 123(R)”)). Under SFAS 123(R), we will recognize the incremental compensation cost of the new RSUs granted in the offer, if any.  If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each new RSU granted to employees in exchange for exchanged options, measured as of the date the new RSUs are granted, over the fair value of the exchanged options, measured immediately prior to the expiration date of the offer.  The unamortized compensation expense from the exchanged options and incremental compensation expense, if any, associated with the new awards under the option exchange will be recognized over the vesting period of the new RSUs.  In the event that any of the new RSUs are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited RSUs generally will not be recognized.

Because the offer has been structured to replace underwater options with new RSUs of equivalent value, we expect to recognize little or no additional compensation expense. The only compensation expense we are likely to incur will result from the number of options within each band that are surrendered, fluctuations in our stock price between the time the exchange ratios were set on October 7, 2009, and when the exchange actually occurs on the expiration date, which is expected to be November 16, 2009, and any cash payments made by us over the fair value of the exchanged options.  As a result, the option exchange will allow us to realize real incentive and retention benefits from the new RSUs and cash payments issued, while recognizing approximately the same amount of compensation expense as we would have recognized for the exchanged options.

Section 13.                         Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and grant of new RSUs and cash payments as contemplated by the offer, or any New York Stock Exchange listing requirements that would be required for the acquisition or ownership of new RSUs, or the shares subject thereto as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept eligible options for exchange and to grant new RSUs or cash payments for such eligible options is subject to the conditions described in Section 7 of this Offer to Exchange.

Section 14.                         Material Income Tax Consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new RSUs or cash payments pursuant to the offer for those eligible employees subject to U.S. federal income tax.  This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.  We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Eligible employees who exchange eligible options for new RSUs or cash payments generally will not be required to recognize income for U.S. federal income tax purposes on the exchanged options at the time of the exchange.   However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving new RSUs or a cash payment in connection with the option exchange.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the RSUs vest and we deliver the shares to you, at which time National generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes.  The amount of ordinary income you recognize will equal the fair market value of the shares to be delivered to you.  We will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement.  Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

Cash Payments.

If you are a U.S. taxpayer, you generally will recognize ordinary income at the time the cash payment is made to you, and we generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes.  The amount of ordinary income you recognize will equal the amount of the cash payment.  We will satisfy all tax withholding obligations by deducting such obligations from the amount of the cash payment.

We recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own tax advisor to discuss the consequences to you of this transaction.

Stock options.

If you are employed by us in the United States and participate in this offer, your eligible options will be exchanged for new RSUs or a cash payment. So that you are able to compare the tax consequences of new RSUs or cash payment to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Under current law, an option holder who is a U.S. taxpayer generally will not realize taxable income upon the grant of a nonstatutory stock option. When you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of shares or a combination of cash and shares, the excess of the value (on the date of exercise) of the shares received on the date of exercise over the value of the shares surrendered or the cash and shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 1 year. The holding period for the shares generally will begin just after the time you recognized income (though it could potentially begin sooner if you are taxed on the date of vesting with respect to discount nonstatutory stock options, as described further below). The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which applicable federal, state and local income taxes and social security tax withholdings will be required.

We recommend that you consult your tax and financial advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your tax and financial advisors to discuss the consequences to you of this transaction.

Section 15.                         Extension of Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any eligible options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date.

We also reserve the right, in our discretion, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving notice of the termination or postponement to you or by making a public announcement of the termination or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option is scheduled to expire within 12 months following the expiration date of the offer, that particular option is not eligible for exchange in the offer. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer is scheduled to expire more than 12 months after such originally scheduled expiration date but within 12 months following the new expiration date under the extended offer, that option would not be eligible for exchange in the offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 16.                         Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options to be exchanged through this offer.  You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, any expenses associated with any legal, tax, financial or other advisor consulted or retained by you in connection with this offer.

Section 17.                         Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.               Our definitive Proxy Statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on August 11, 2009;

2.               Our Annual Report on Form 10-K for our fiscal year ended May 31, 2009, filed with the SEC on July 29, 2009;

3.               Our Quarterly Report on Form 10-Q for our fiscal quarter ended August 30, 2009, filed with the SEC on October 6, 2009;

4.               The information in our Current Reports on Form 8-K filed with the SEC after July 29, 2009; and

5.               The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 8, 1970, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090, Attention: Secretary or by emailing us at nationalsemistockoptionexchange@nsc.com.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

Section 18.                         Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by us.

National Semiconductor Corporation

October 19, 2009

SCHEDULE A

INFORMATION CONCERNING THE NAMED EXECUTIVE OFFICERS

AND DIRECTORS OF NATIONAL SEMICONDUCTOR CORPORATION

Our named executive officers and directors as of October 19, 2009 are set forth in the following table:

Name	Position and Offices Held
Brian L. Halla	Chairman of the Board and Chief Executive Officer
Donald Macleod	President and Chief Operating Officer
Lewis Chew	Senior Vice President, Finance and Chief Financial Officer
Chue Siak Liu	Senior Vice President, Worldwide Manufacturing
Detlev Kunz	Senior Vice President, Product Group
Steven R. Appleton	Director
Gary P. Arnold	Director
Richard J. Danzig	Director
John T. Dickson	Director
Robert J. Frankenberg	Director
Modesto A. Maidique	Director
Edward R. McCracken	Director
Roderick C. McGeary	Director

The address of each named executive officer and director is:

National Semiconductor Corporation

2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF

NATIONAL SEMICONDUCTOR CORPORATION

The following summary financial information has been derived from and should be read in conjunction with our audited consolidated financial statements for the year ended May 31, 2009 and the quarter ended August 30, 2009 that are incorporated by reference in this document.

CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(In millions, except per share amounts)

	Year Ended	Year Ended	Quarter Ended	Quarter Ended
	May 31, 2009	May 28, 2008	August 30, 2009 (Unaudited)	August 24, 2008 (Unaudited)
Net Sales	$1,460.4	$1,885.9	$314.4	$465.6
Gross Margin	$916.3	$1,214.4	$192.2	$307.2
Operating Income	$183.2	$509.1	$50.2	$134.8
Income Before Income Taxes	$113.6	$451.2	$38.3	$117.5
Net Income	$73.3	$332.3	$29.8	$79.6
Earnings per Share:
Basic	$0.32	$1.31	$0.13	$0.35
Diluted	$0.31	$1.26	$0.13	$0.33
Weighted Average Common and Potential Common Shares Outstanding:
Basic	229.1	252.8	233.6	229.8
Diluted	235.1	264.3	237.9	241.3

CONSOLIDATED BALANCE SHEET INFORMATION
(In millions, except per share amounts)

	August 30, 2009 (Unaudited)	May 31, 2009	May 28, 2008
Current Assets	$1,152.4	$1,087.2	$1,171.6
Non-Current Assets	$839.1	$876.1	$977.5
Total Assets	$1,991.5	$1,963.3	$2,149.1

Current Liabilities	$497.0	$275.6	$308.6
Non-Current Liabilities	$1,252.6	$1,510.7	$1,643.6
Total Liabilities	$1,749.6	$1,786.3	$1,952.2
Total Shareholders’ Equity	$241.9	$177.0	$196.9
Total Liabilities and Shareholders’ Equity	$1,991.5	$1,963.3	$2,149.1

SCHEDULE C

GUIDE TO TAX ISSUES IN THE PEOPLE’S REPUBLIC OF CHINA

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in the People’s Republic of China (“PRC”).  This summary is based on the tax laws in effect in the PRC as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs or the cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in the PRC.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the PRC’s individual income tax (“IIT”) regulations.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and may be subject to social insurance contributions (to the extent you have not exceeded the applicable ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any capital gains.  You will be taxed on the difference between the sale price and the fair market value of the shares at vesting.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions, if applicable when the new RSUs vest. You employer treats the income as subject to Circular 35 and will withhold taxes at a reduced rate from your salary income.  If your actual tax liability differs from the amount withheld, you are responsible for paying any additional tax.  You are also responsible for reporting and paying any tax resulting from the sale of your shares.

Other Information for New RSUs

Exchange Control Restriction

You agree to comply with exchange control laws in the PRC and to immediately repatriate the proceeds from the sale of your shares to the PRC.  You further understand and agree that such repatriation of the sale proceeds may need to be effected through a special foreign exchange control account established by National or a subsidiary and you hereby consent and agree that the proceeds from the sale of shares may be transferred to such special account prior to being delivered to you.

Furthermore, to facilitate compliance with any applicable laws or regulations in the PRC, National reserves the right to (i) mandate the immediate sale of shares to which you are entitled on any applicable vesting date, or (ii) mandate the sale of shares in the event of the termination of your employment.  In either case, the proceeds of the sale of such shares, less any tax-related items and broker’s fees or commissions, will be remitted to you in accordance with applicable exchange control laws and regulations, as described above.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and will be subject to IIT at your marginal rate and may be subject to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings).  You will be subject to tax when the cash payment is made to you through your regular paycheck.

Subject to meeting certain conditions, the cash payment may be treated as a year-end bonus, and subject to IIT based on a more preferential calculation as compared to salary.  Please note that the year-end bonus IIT calculation method may be used only once a year.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes due on the cash payment.  Under the current laws in the PRC it is unclear whether your employer is required to withhold and report any applicable social insurance contributions on the cash payment.  You will be responsible for paying any difference between the actual tax liability and the amount withheld.

SCHEDULE D

GUIDE TO TAX ISSUES IN ESTONIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Estonia.  This summary is based on the tax laws in effect in Estonia as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, or when you sell shares acquired upon settlement of your new RSUs or the cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Estonia.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the Estonia Taxation Act.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You likely will not be subject to income tax and social insurance contributions when your new RSUs vest.  Based on recent clarifications from the Estonian tax authorities, you will not be subject to tax on the receipt of non-monetary gains (such as the value of the shares issued to you upon vesting of the new RSUs). Rather you would be subject to tax upon sale of the shares acquired at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to tax on the full amount gained from the sale (less any expenses made in relation to the acquisition and sale of the shares, e.g., broker’s fees).

Withholding and Reporting

Your employer is not required to report or withhold any income tax when the new RSUs vest or when you sell your shares acquired at vesting.  You will be responsible for reporting and paying any taxes that are due when the new RSUs vest or when you sell any shares acquired at vesting.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment is a one-time payment and it is an extraordinary item that does not constitute compensation or regular salary of any kind.  The cash payment will be considered income from the transfer of property (your surrendered options) and subject to income tax but not social insurance contributions.

Withholding and Reporting

Your employer is not required to report the cash payment as salary and withhold any applicable taxes on the cash payment.  You are responsible for reporting and paying any taxes due on your cash payment.

SCHEDULE E

GUIDE TO TAX ISSUES IN FINLAND

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Finland.  This summary is based on the tax laws in effect in Finland as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs or the cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Finland.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs.

Grant

You will not be subject to tax when RSUs are granted to you.

Vesting

You will be subject to income tax, health insurance premiums and possibly church tax when the RSUs vest and shares are issued to you. The taxable amount will be the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the RSUs, you will be subject to capital gains tax on any gain you realize. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at vesting. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the shares (which will be nil) and other costs in connection with the gain; or (2) 20% of the sale proceeds (40% if the shares are held at least ten years). If the sale proceeds are less than the fair market value of the shares at vesting, you will be entitled to deduct such a capital loss from capital gains either for the current year or during the next three years.

Withholding and Reporting

Your employer will withhold and report national tax, municipal income tax and church tax (if due) when your RSUs vest. You must check in your pre-completed tax return that the taxable benefit resulting from the vesting of your RSUs is reported. You are responsible for paying the health insurance premiums resulting from the vesting of your RSUs. You also are responsible for reporting and paying any additional taxes due if your tax liability exceeds the amount withheld and for reporting and paying any tax resulting from the sale of shares.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

If you receive cash payments in exchange for your stock options, you will be subject to income tax and any applicable national tax, municipal income tax and church tax upon receipt of the cash payments in exchange for the stock options.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any applicable taxes on the cash payment.   You will be responsible for paying any difference between the actual liability and the amount withheld.

SCHEDULE F

GUIDE TO TAX ISSUES IN FRANCE

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in France.  This summary is based on the tax laws in effect in France as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs or the cash payment is made.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in France.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social security contributions when the RSUs vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.

Wealth Tax

Shares acquired upon vesting of the new RSUs are included in your personal estate and must be declared to the tax authorities if the total value of your taxable personal estate (including your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax at the rate presently equal to 30.1% if the total proceeds from the sale of securities (for you and your household) during a calendar year exceeds a certain amount (€25,730 for 2009), in which case you will be subject to tax on the entire capital gain (i.e., the difference between the sales proceeds and the fair market value of the shares at vesting).  If the sales proceeds are less than the fair market value of the shares of vesting, you will realize a capital loss.   Provided the €25,730 threshold is exceeded, this capital loss can be offset against capital gain of the same nature realized by you and your household during the same year or during the ten following years.  This capital loss cannot be offset against other types of income.

Withholding and Reporting

Your employer will withhold any income tax and social security contributions that are legally required at the vesting of the RSUs.  Your employer will also report the income recognized at vesting for the month in which the RSUs vest.  It is your responsibility to pay any tax resulting from the vesting of the restricted stock units and to report and pay any tax resulting from the sale of shares.  You must declare all foreign bank and brokerage accounts (including the accounts that were opened and closed during the tax year) when you file your annual income tax return.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

If you receive cash payments in exchange for your stock options, you will be subject to income tax and social security contributions when you receive cash payments in exchange for the stock options.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any applicable taxes on the cash payment.  You will be responsible for paying any difference between the actual liability and the amount withheld.

SCHEDULE G

GUIDE TO TAX ISSUES IN GERMANY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Germany.  This summary is based on the tax laws in effect in Germany as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs or the cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Germany.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the Germany Income Tax Act.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social insurance contributions, including a solidarity surcharge and church tax (to the extent you have not already reached the applicable contribution ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gains at a flat rate of 25% (plus 5.5% solidarity surcharge and church tax, if applicable), provided you do not own 1% or more of National’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset.  Please note that you may elect to be taxed at your marginal tax rate if the 25% flat rate exceeds your marginal tax rate.  The amount subject to tax, whether at the flat rate or at your marginal tax rate, will be the difference between the sale price and the fair market value of the shares issued at vesting.

Withholding and Reporting

Your employer will withhold and report income tax, and social insurance contributions, including a solidarity surcharge and church tax, (to the extent applicable) when the new RSUs vest.  If your actual tax liability differs from the amount withheld, you are responsible for paying any additional tax.  You are also responsible for reporting and paying any tax resulting from the sale of your shares.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions, including a solidarity surcharge and church tax (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the cash payment.  You will be subject to tax when the cash payment is made to you.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable social insurance contributions, including a solidarity surcharge and church tax (to the extent you have not exceeded any applicable contribution ceiling) due on the cash payment.  You will be responsible for paying any difference between the actual tax liability and the amount withheld.  You may also be entitled to a refund in case the amount withheld exceeds the actual tax liability at the time of your annual income tax filing and assessment.

SCHEDULE H

GUIDE TO TAX ISSUES IN HONG KONG

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Hong Kong.  This summary is based on the tax laws in effect in Hong Kong as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU, when you sell shares acquired upon settlement of your new RSUs or when the cash payment is made.   Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Hong Kong.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

SECURITIES WARNING:

The Offer to Exchange, any grant of new RSUs that you may receive in exchange for exchanged options and any shares of National’s shares issued to you at vesting of such new RSUs do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of National or affiliates of National.  The RSU agreement, including any country-specific exhibit thereto, the Offer to Exchange, the 2009 Plan and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong.  The Offer to Exchange, any new RSUs that you may receive for the exchange of eligible options and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person.  If you are in doubt about any of the contents of the Offer to Exchange, the 2009 Plan, the RSU agreement, including any country-specific appendix thereto, you should consult with your personal legal counsel, accountant, financial and/or tax advisor(s).

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance from the Inland Revenue Department.

Grant of New RSUs

You likely will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You likely will be subject to income tax, but not Mandatory Provident Fund (“MPF”) contributions, when the new RSUs vest on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will not be subject to capital gains tax or salaries tax on any gain you realize.

Withholding and Reporting

Your employer is not required to withhold income tax at the vesting of the new RSUs.  However, because the fair market value of the shares at vesting qualifies as additional salary under Hong Kong law, your employer will report the income recognized at vesting on its annual return.  You are responsible for reporting and paying any tax resulting from the vesting of the new RSUs.

You and your employer should disclose details of the option exchange to the Hong Kong tax authorities on the respective annual tax returns for the year in which the exchange took place.

Please note that there are special rules which apply to employees who will depart or have departed from Hong Kong.  You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) in this situation.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

You will likely be subject to tax on any cash payments received as a result of the exchange.  The cash payments will be treated as regular employment income and subject to Hong Kong salaries tax and MPF contributions.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any applicable taxes on the cash payment.  You will be responsible for paying any difference between the actual liability and the amount withheld.

SCHEDULE I

GUIDE TO TAX ISSUES IN INDIA

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in India.  This summary is based on the tax laws in effect in India as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU, when you sell shares acquired upon settlement of your new RSUs or when the cash payment is made.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in India.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange and the Grant of New RSUs

There may not be any tax incidence on account of the exchange of the eligible options for the new RSUs.

Grant of new RSUs

There is no incidence of tax on the grant of new RSUs.

Vesting of new RSUs

The value of any shares allotted or transferred, directly or indirectly, by the employer, free of cost or at concessional rate to the employee upon vesting of the RSUs and the issuance of the shares to you would be considered as ‘perquisite’ in the hands of the employee, and the employer would be required to withhold income tax on the perquisite value of shares at such time of vesting and issuance.

Sale of Shares

When you sell any shares acquired by exercise of the new RSUs, you will be subject to income tax on the capital gains derived on such sale.  The taxable capital gain will be the difference between the sales consideration and the fair market value considered for the purposes of valuation of the perquisite on the vesting date.

If you hold the shares for more than 12 months, you will be taxed at the more favorable tax rate applicable to long-term capital gains. If you hold the shares for 12 months or less, your gains will be taxed at rates applicable to short-term capital gains.

Withholding and Reporting

Your employer shall be required to with-hold the income tax at the applicable rates (depending on your marginal income tax rate) on the fair market value of such shares on the date on which the RSU is exercised by you, as reduced by the amount actually paid by, or recovered from the you in respect of such security.

Fair market value has been defined to mean the value of the specified security determined in accordance with the method as may be prescribed by the tax authorities in India.

Other Information

Exchange Control Information

You agree to comply with exchange control laws in India and to repatriate all proceeds resulting from the sale of your shares to India.  You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

If you receive cash payments in exchange for your stock options, you may be subject to income tax, in which case tax could be levied at your marginal income tax rate.  Your employer may withhold such taxes at the time of making the cash payments to you.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any applicable taxes on the cash payment.  You will be responsible for paying any difference between the actual liability and the amount withheld.

SCHEDULE J

GUIDE TO TAX ISSUES IN ITALY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Italy.  This summary is based on the tax laws in effect in Italy as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU, when you sell shares acquired upon settlement of your new RSUs or when the cash payment is made.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Italy.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance from the Ministry of Finance.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social insurance contributions when the new RSUs vest on the fair market value of the shares issued to you at vesting.  Please note that, for Italian tax purposes, the fair market value of a share is defined as the average price per share on the official stock exchange on which National’s shares are traded (i.e., the New York Stock Exchange) during the month immediately preceding and including the date the new RSUs are settled.

You should note that, for stock options exercised on or after June 25, 2008, social insurance contributions are not due on the income recognized at exercise.  You should also note that your eligible options may have been subject to a cashless sell-all exercise restriction to avoid certain Italian financial intermediary requirements.  Therefore, before you decide whether to participate in the option exchange, you should consider carefully the difference between the Italian social insurance treatment of your eligible options and the new RSUs that you will receive in exchange for any eligible options and we recommend that you seek advice from your personal legal counsel, accountant, financial and/or tax advisor(s) regarding your participation in the option exchange.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gain you realize.  The taxable gain will be the difference between the sale price and the fair market value (as defined under Italian tax law) of the shares issued to you at vesting.

The capital gain will be taxed at a rate of 12.5% provided the shares are a non-qualified shareholding. Your shares will be a “non-qualified shareholding” if the shares represent 2% or less of the voting rights and 5% or less of National’s outstanding shares, which is highly likely to be the case with your shares.  In calculating your capital gain, you may subtract certain capital losses and any expenses incurred to produce the gain, except interest.  If losses exceed gains, the difference can be carried forward for the next four years.

Provided the shares are a non-qualified shareholding, you also may elect to be taxed at sale under one of the following two alternative tax regimes.  To be eligible for either of these methods, you must deposit the shares with a broker authorized by the Italian Ministry of Finance.

Administered Savings Method

Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions.  Under this method, the shares are sold by the broker and a 12.5% flat withholding tax is levied on the capital gain for each transaction.  The gain is calculated using the same method described in the “Sale of Shares” section, above.  Losses from the sale of the shares may be subtracted from the related gain and, where losses exceed gains, the difference can be carried forward for the next four years.  Under this method, your broker pays the tax at the time of the transaction, so that capital gain is not included on your individual tax return.

Managed Savings Method

Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker.  In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of the investment portfolio at the end of the year and the value of the portfolio. Once again, the broker pays the tax at the end of the year using the funds in your managed savings account and the capital gain is not included on your individual tax return.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions at the vesting of the new RSUs.  However, you are responsible for paying any additional taxes due if your tax liability exceeds the amount withheld and for reporting and paying any taxes resulting from the sale of your shares on your individual tax return.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

If you receive cash payments in exchange for your stock options, the cash you receive will be subject to tax and social insurance contributions, as income from employment, at the time of the payment.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any applicable taxes on the cash payment.  You will be responsible for paying any difference between the actual liability and the amount withheld.

SCHEDULE K

GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant or a cash payment to the Offer to Exchange for eligible employees subject to tax in Japan.  This summary is based on the tax laws in effect in Japan as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU, when you sell shares acquired upon settlement of your new RSUs or when the cash payment is made.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Japan.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

The Japanese tax treatment of the exchange of eligible options for new RSUs is uncertain because there are no specific tax provisions related to such an exchange.  You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange.  However, we recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the potential tax consequences of the option exchange.

Grant of New RSUs

Although the tax treatment of new RSUs is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax, but no social insurance contributions, when the new RSUs vest on the fair market value of the shares issued to you at vesting, but there is no clear guidance on this tax treatment under Japanese tax rules.  This income likely will be characterized as remuneration income.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gain you realize.  The taxable gain will be the difference between the sale price and your tax basis in the shares (the tax basis will be the fair market value of the shares issued to you at vesting if the shares were treated as remuneration income at vesting). Generally, you will be subject to capital gains tax at a flat rate of 20%.  However, you may be eligible for a reduced tax rate if certain conditions are met. Please consult your personal legal counsel, accountant, financial and/or tax advisor(s) to determine whether you may be eligible for a reduced capital gains rate.

Withholding and Reporting

Your employer is not required to withhold or report tax at the vesting of the new RSUs or subsequent sale of the shares because your employer is not significantly involved in the administration of the new RSUs or the 2009 Plan.  You are responsible for reporting and paying any tax resulting from the exchange of eligible options, the grant and vesting of the new RSUs and the sale of shares.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

If you receive cash payments in exchange for your stock options, you likely will be subject to income tax when cash is paid out to you. This income will likely be characterized as remuneration income.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any applicable taxes on the cash payment.  You will be responsible for paying any difference between the actual liability and the amount withheld.

SCHEDULE L

GUIDE TO TAX ISSUES IN (SOUTH) KOREA

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Korea.  This summary is based on the tax laws in effect in Korea as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs, or a cash payment is made to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Korea.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the Korean tax regulations.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax, unless the gain you have realized from the sale of shares that year is less than the exempt amount which is currently set at KRW2,500,000 per year per type of asset sold.  Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.  If you are subject to capital gains tax, the taxable amount will be the difference between the sale price and the fair market value of the shares at vesting.  You will not be subject to the securities transaction tax when you sell the shares.

Withholding and Reporting

Your employer is not required to withhold or report income tax when the new RSUs vest, but may be required to withhold social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling).  You are responsible for reporting and paying any income tax resulting from the vesting of the new RSUs and the sale of your shares.

You must file a tax return with the National Tax Service and pay any applicable tax by May 31 of the year following the year the income is received.  Alternatively, you may join a taxpayer’s association whereby you routinely report your overseas income, in which case you will be eligible for a 10% tax deduction.

Other Information for New RSUs

Exchange Control Information

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within eighteen months of the sale.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the cash payment.  You will be subject to tax when the cash payment is made to you through your regular paycheck.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceiling) due on the cash payment.  You will be responsible for paying any difference between the actual tax liability and the amount withheld.

SCHEDULE M

GUIDE TO TAX ISSUES IN MALAYSIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Malaysia.  This summary is based on the tax laws in effect in Malaysia as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSU, when you sell shares acquired upon settlement of your new RSUs or when the cash payment is made.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Malaysia.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You are not likely to be subject to tax as a result of the exchange of eligible options (which you have not exercised) for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the tax regulations.

Grant

You are not likely to be subject to income tax or Employees’ Provident Fund (“EPF”) contributions when the new RSUs are granted to you.

Vesting

You will likely be subject to income tax, but not liable for EPF contributions, when the new RSUs vest and shares are issued to you.  The taxable amount will be the fair market value of the shares issued to you at the date of vesting.

Please note that for Malaysian tax law purposes, the fair market value of the shares at vesting is the average of the high and low trading prices of the shares on the relevant date.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will not be subject to any further tax on any gain realized.  However, if you are in the business of buying and selling shares, you will be subject to income tax.

Withholding and Reporting

Your employer will report the grant and vesting (including the taxable income arising out of the vesting) of the new RSUs to the Inland Revenue Board and will report the vesting of the new RSUs on your annual remuneration return (the “EA Form”).  Your employer is further required to withhold the entire amount of income tax payable on the vesting and issuance of the new RSUs through the schedular tax deduction system in the month when the RSUs vest, unless you elect in writing to pay such taxes on your own.. You are still responsible for paying any additional taxes due if your tax liability exceeds the amount withheld by your employer and for reporting the taxable income at vesting of the RSUs on your annual tax return.

Exchange of Eligible Options for Cash Payment

Option Exchange

You are not likely to be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and you will be subject to income tax on the amount of the cash payment.

Withholding and Reporting

Your employer will report the cash payment as salary and will include such amount on your EA Form, and will withhold income tax on the cash payment.

SCHEDULE N

GUIDE TO TAX ISSUES IN THE NETHERLANDS

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in the Netherlands.  This summary is based on the tax laws in effect in the Netherlands as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs, or a cash payment is made. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in the Netherlands.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange and Grant of Restricted Stock Units

The taxation of the exchange of stock options in the Netherlands is not certain.  Under general tax principles in the Netherlands, you may be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceilings) upon the exchange of eligible options for the grant of RSUs.

Requested Tax Ruling

Because of the uncertainty of the applicable tax law, National has sought a tax ruling from the Dutch tax authorities confirming that employees will not be subject to tax as a result of the exchange of eligible options for the new RSUs (the “Dutch Tax Ruling”).  If the Dutch Tax Ruling is approved, in order to participate in the option exchange with regard to eligible options granted to you in the Netherlands and to take advantage of the benefit of the Dutch Tax Ruling, you must agree in writing to the terms of the Dutch Tax Ruling.  In addition, you should notify your competent personal income tax inspector in the Netherlands of the Dutch Tax Ruling and your agreement to its terms.

You are not eligible to participate in the option exchange unless you agree to the terms of the Dutch Tax Ruling, provided such ruling is obtained, at the time you elect to participate in the option exchange.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the consequences of agreeing to the terms of the requested Dutch Tax Ruling and your participation in the option exchange.

Upon Exchange if Favorable Tax Ruling is Not Granted

If the Dutch tax authorities do not issue the Dutch Tax Ruling and you are subject to tax upon the exchange of your eligible options, you will be taxed on the value of the new RSUs at the time they are granted to you.  For the purpose of determining the value of the RSUs, we will use standard valuation techniques with which the Dutch tax authorities may or may not agree.  If your options vested for the first time prior to January 1, 2005 and were subject to taxation upon vesting of the options, the position can be taken that you will not be subject to taxation upon the exchange of options (although the Dutch tax authorities may take a different view).

Please note that, if you terminate your service before the RSUs received in the exchange vest and, therefore, the RSUs are forfeited, you may not be entitled to a refund of the amount on which you paid tax at the time of the exchange.

Vesting of New RSUs

You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest based on the fair market value of the shares issued to you at vesting (less the value on which you paid tax at the time of the exchange, if the Dutch Tax Ruling is not obtained).

Investment Tax

You will be subject to an investment yield tax at an effective rate of 1.2% based on the average of the value of all assets that you own at the end of the year (including National shares).  An exemption is available on the first €20,661 (for 2009) of the average value of the assets held during the relevant calendar year.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will not be subject to capital gains tax (provided you are not determined to have a so-called “lucrative interest” and you hold less than a 5% interest in National as a private investment).

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest. You are responsible for reporting and paying any investment tax resulting from the acquisition of shares under the 2009 Plan on your individual tax return.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange. Note that you are not required to agree to the terms of the requested Dutch Tax Ruling in order to participate in the option exchange if you are exchanging your eligible options for a cash payment.

Receipt of Cash Payment

The cash payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the cash payment.  You will be subject to tax when the cash payment is made to you through your regular paycheck.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceiling) due on the cash payment.  You will be responsible for paying any difference between the actual tax liability and the amount withheld.

SCHEDULE O

GUIDE TO TAX ISSUES IN SPAIN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Spain.  This summary is based on the tax laws in effect in Spain as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs or when the cash payment is made.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Spain.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible non-transferable options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth in the in the Personal Income Tax Act or other tax regulations.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and social security contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest on the fair market value of the shares issued to you at vesting.  The income will be considered compensation in-kind subject to payment on account and you will be charged with the payment on account by your employer (see “Withholding and Reporting,” section, below).

Notwithstanding the above, you may be entitled to a tax exemption on the first €12,000 of income received as a consequence of the acquisition of shares in any calendar year, provided that you hold the shares acquired at vesting for at least three years after vesting and certain other conditions are met.  Please confer with your personal legal counsel, accountant, financial and/or tax advisor(s) to determine if this exemption is available to you.

If you sell your shares prior to the expiration of such three-year period, taxable income will be triggered at the moment of the sale, and it will be your responsibility to file a supplemental tax return for the tax year in which you have acquired the shares. Social insurance contributions will also be due on the taxable amount for which the exemption above does not apply, unless the applicable contribution ceiling has already been met.

Furthermore, please note that, under certain circumstances, income generated during a period of two years or more may be subject to certain reductions for tax purposes. Please confer with your personal legal counsel, accountant, financial and/or tax advisor(s) to determine if this exemption is available to you..

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to tax.  The taxable amount will be the difference between the sale proceeds and the acquisition cost.  The acquisition cost likely will be considered to be the fair market value of the shares at vesting.. Under current applicable rules, the gain will be taxed at the flat rate applicable to capital gains (currently 18%), irrespective of how long you hold the shares.

In this regard, it should be noted that according to a proposed draft law that has been recently submitted to the Spanish Parliament, the applicable capital gains tax rate would be increased up to a 21% rate (19% for capital gains that do not exceed an amount of €  6,000).

Please consult your personal legal counsel, accountant, financial and/or tax advisor(s) at the time of sale to determine the appropriate acquisition cost and to determine the applicable tax burden derived from the sale of shares.

Withholding and Reporting

Your employer is required to report the vesting of the new RSUs.  As indicated above, the income at vesting will be considered compensation in-kind subject to payment on account and your employer will charge the payment on account to you (unless the €12,000 exemption applies, in which case, only the excess from such amount will be subject to a payment on account obligation) . You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation. Additionally, your employer is required to withhold social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the new RSUs vest. You are solely responsible for reporting and paying any tax resulting from the sale of your shares.

Other Information

If under the Offer to Exchange you receive RSUs, the shares received upon vesting must be declared, for statistical purposes, by filing a form with the Spanish General Directorate of Trade and Commerce (Dirección General de Comercio e Inversiones - the “DGCI”) of the Ministry of Industry, Tourism and Commerce.  Among other circumstances, if the shares received amount to, at least, €1.5 million, a filing to the Investment Registry (Registro de Inversiones) would also be required.

If you receive the shares through a Spanish financial institution (i.e., a broker operating in Spain), that institution will automatically make the declaration to the DGCI on your behalf. Otherwise, you must make the declaration by filing the appropriate form with the DGCI.

To the extent that under the Offer to Exchange you only receive cash consideration (not RSUs) no filing is required to be made with the relevant Spanish authorities.

Finally, when receiving foreign currency payments derived from the ownership of National shares (i.e., from the sale of shares or receipt of dividends), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide to your particular financial institution with the following information:  (i) their name, address, and fiscal identification number; (ii) the name and corporate domicile of National; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin of the payment received; (vi) the reason for the payment and any additional information that may be required.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

If you receive cash payments in exchange for your stock options, the cash receipt will be considered ordinary income subject to income tax (including withholding tax) and social security contributions in Spain.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any applicable taxes on the cash payment.  You will be responsible for paying any difference between the actual liability and the amount withheld.

SCHEDULE P

GUIDE TO TAX ISSUES IN SWEDEN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Sweden.  This summary is based on the tax laws in effect in Sweden as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs or when the cash payment is made.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Sweden.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance from the Swedish Tax Agency.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax when the new RSUs vest on the fair market value of the shares issued to you at vesting.  You will not be required to pay social insurance contributions when the new RSUs vest, but a general pension contribution (to the extent you have not reached already the applicable contribution ceiling) will be collected through income tax withholding.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax on any gain you realize.  The taxable amount will be the difference between the sale price and the fair market value of the shares at vesting.  Alternatively, provided that National’s shares are listed on an exchange at vesting (e.g., the New York Stock Exchange), you may choose to be taxed on 80% of the sale proceeds.

Withholding and Reporting

Your employer will withhold and report income tax at the vesting of the new RSUs.  Your employer also is required to pay an employer social insurance contribution on the taxable amount at vesting.

You are legally obligated to inform your employer, by no later than the end of the month following vesting, that the new RSUs have vested and disclose the taxable amount.  However, if National will be selling shares to cover your tax liability at vesting, you will not need to make this report to your employer if you resided in Sweden from the grant to the vesting date.  If you transfer out of Sweden after the date the new RSUs are granted, please notify your employer of any vesting event.  You are responsible for reporting the taxable income from the vesting of the new RSUs on your annual tax return and for paying any additional taxes due if your tax liability exceeds the amount withheld.  You also are responsible for reporting and paying any tax resulting from the sale of your shares.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

If you receive cash payments in exchange for your stock options, you will be subject to income tax when you receive cash payments in exchange for the stock options. Additionally, your employer will be required to pay social insurance contributions.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any applicable taxes on the cash payment.  You will be responsible for paying any difference between the actual liability and the amount withheld.

SCHEDULE Q

GUIDE TO TAX ISSUES IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in Taiwan.  This summary is based on the tax laws in effect in Taiwan as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs or when the cash payment is made.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in Taiwan.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance from the Ministry of Finance.

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax, but not social insurance contributions, when the new RSUs vest on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will not be subject to tax on any gain you realize.

However, as of January 1, 2010, any income you recognize upon the sale of your shares (i.e., income from foreign sources) will be included as part of your basic income for alternative minimum tax (“AMT”) purposes and may be subject to AMT.  If you sell your shares after January 1, 2010, you should consult your personal legal counsel, accountant, financial and/or tax advisor(s) regarding whether the AMT regime will apply to any income you recognize upon the sale of your shares.

Withholding and Reporting

Your employer will not withhold income tax at the vesting of the new RSUs.  You are responsible for reporting and paying any taxes resulting from the vesting of the new RSUs and issuance of the shares. Your employer will prepare a non-withholding statement that includes your name, address, ID number and the taxable amount and will file the non-withholding statement with the tax authorities.  Your employer will deliver a copy of the non-withholding statement to you, so that you can include the fair market value of the shares at vesting on your annual tax return.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

If you receive cash payments in exchange for your stock options, the cash you receive will be subject to tax and social insurance contributions, as income from employment, at the time of the payment.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any applicable taxes on the cash payment.  You will be responsible for paying any difference between the actual liability and the amount withheld.

SCHEDULE R

GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs or a cash payment pursuant to the Offer to Exchange for eligible employees subject to tax in the United Kingdom.  This summary is based on the tax laws in effect in the United Kingdom as of October 2009.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this summary may be out-of-date at grant or vesting of the new RSUs, when you sell shares acquired upon settlement of your new RSUs, or a cash payment is made.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the option exchange and grant of new RSUs or a cash payment in the United Kingdom.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in the U.K., the information contained in this summary may not be applicable to you.  Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Exchange of Eligible Options for New RSUs

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the Offer to Exchange, although there is no clear guidance set forth by Her Majesty’s Revenue and Customs (“HMRC”).

Grant of New RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of New RSUs

You will be subject to income tax and employee’s National Insurance contributions (“NICs”) when the new RSUs vest.  The taxable amount will be the fair market value of the shares issued to you at vesting.

You also will be subject to employer NICs on the taxable amount, pursuant to a joint election that you will be required to execute if you elect to participate in the option exchange.  Where you execute a joint election form and pay employer NICs on the RSU income, you will be eligible to receive a tax credit for the transferred employer NICs against the income tax liability which arises on the vesting of the RSUs.

Please note that the liability for employer NICs due on the exercise of your eligible options may or may not have been transferred to you for your eligible options.  Therefore, before you decide to participate in the option exchange, you should carefully consider the fact that employer NICs will be payable by you at vesting of the new RSUs, whereas it may not be payable by you at exercise of your eligible options.  You should refer to your relevant Option Agreement to determine whether the employer NICs liability is transferred to you in connection with your eligible options. Therefore, you should carefully consider the tax impact of participating in the Option Exchange and we recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s).

Sale of Shares

When you subsequently sell any shares acquired at vesting of the new RSUs, you will be subject to capital gains tax if your total capital gain exceeds the annual exemption amount (£10,100 for the tax year April 6, 2009 to April 5, 2010), in which case you will be subject to tax at a flat rate of 18% on the difference between the sale price and the fair market value of the shares at vesting.

Please note that, when you sell any shares acquired at vesting, you may need to take into account the share-identification rules in calculating your capital gains tax liability, particularly if you have acquired National shares from other sources.  Please consult your legal counsel, accountant, financial and/or tax advisor(s) to determine how share-identification rules apply in your particular situation.

Withholding and Reporting

Your employer will calculate the income tax and employee and employer NICs due at the vesting of new RSUs and account for these amounts to HMRC. Your employer will account for and withhold any applicable income tax and employee and employer NICs under the Pay As You Earn system or by any other means set forth in your Restricted Stock Unit Agreement.

If a sufficient amount is not withheld you must reimburse your employer for the income tax and NICs due within 90 days of the vesting of the new RSUs to avoid further tax consequences. If you do not reimburse your employer within this time, the outstanding tax and NICs will itself be treated as additional earnings and will be subject to income tax and both employee and employer NICs.

Your employer also is required to report the grant and vesting of the new RSUs, the acquisition of shares and the tax withheld on its annual tax returns filed with HMRC.

In addition to your reporting obligations to your employer, you are responsible for reporting any income resulting from the vesting of the new RSUs and the sale of shares on your annual tax return.  You also are responsible for paying any tax resulting from the sale of shares.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the option exchange.

Receipt of Cash Payment

The cash payment will be taxed in the same way as salary income and will be subject to income tax and to employee NICs.  Income tax and NICs will be deducted upon when the cash payment is made to you through your regular paycheck.  Note that, in the event you agreed to assume the employer NICs due in connection with your eligible options, you will have to assume such employer NICs due on the cash payment.  You will receive a credit against your income tax for any employer NICs that you bear.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable employee and/or employer NICs due on the cash payment.  You will be responsible for paying any difference between the actual liability and the amount withheld.